Exhibit 10.3

BARCLAYS	DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC.
745 Seventh Avenue New York, New York 10019	60 Wall Street New York, New York 10005

May 18, 2015

Endo Limited

First Floor, Minerva House

Simmonscourt Road

Ballsbridge

Dublin 4, Ireland

Attention: Suketu P. Upadhyay, Executive Vice President and Chief Financial Officer

Project Hawk

Commitment Letter

Ladies and Gentlemen:

Endo Limited, a private limited company incorporated under the laws of Ireland (the “Company” or “you”), has advised Barclays Bank PLC (“Barclays”), Deutsche Bank AG New York Branch (“DBNY”), and Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY, “Deutsche Bank”; Deutsche Bank, together with Barclays, the “Agents”, “we” or “us”) that you intend to consummate the Transaction (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A or in the Term Sheets referred to below).

1.	Commitments.

In connection with the foregoing, (i)(x) Barclays (together with DBNY, the “Initial Lenders”) is pleased to advise you of its commitment to provide (on a several basis) 50% of the principal amount of the Senior Secured Credit Facilities and (y) DBNY is pleased to advise you of its commitment to provide (on a several basis) 50% of the principal amount of the Senior Secured Credit Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (together with the exhibits attached hereto, this “Commitment Letter”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Secured Credit Facilities Term Sheet”), (ii)(x) Barclays is pleased to advise you of its commitment to provide (on a several basis) 50% of the principal amount of the Senior Bridge Facility and (y) DBNY is pleased to advise you of its commitment to provide (on a several basis) 50% of the principal amount of the Senior Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Senior Bridge Facility Term Sheet”) and (iii)(x) Barclays is pleased to advise you of its commitment to provide (on a several basis) 50% of the principal amount of the Asset Sale Bridge Facility and (y) DBNY is pleased to advise you of its commitment to provide (on a several basis) 50% of the principal amount of the Asset Sale Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Principal Terms and Conditions attached hereto as Exhibit D (the “Asset Sale Bridge Facility Term Sheet” and, together with the Senior Secured Credit Facilities Term Sheet, the Senior Bridge Facility Term Sheet and Exhibit E attached hereto, the “Term Sheets”).

2.	Titles and Roles.

You hereby appoint (i) Barclays and DBSI to act, and Barclays and DBSI hereby agree to act, as joint lead arrangers and joint book-running managers for the Facilities (Barclays and DBSI together in such capacity, the “Lead Arrangers”) in connection with the proposed arrangement and subsequent syndication of the Facilities, (ii) DBNY to act, and DBNY hereby agrees to act, as sole administrative agent and collateral agent for the Senior Secured Credit Facilities, (iii) Barclays to act, and Barclays hereby agrees to act, as sole administrative agent for the Senior Bridge Facility and (iv) DBNY to act, and DBNY hereby agrees to act, as sole administrative agent for the Asset Sale Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of Barclays and Deutsche Bank will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles.

You also hereby appoint DBSI and Barclays to act, and DBSI and Barclays hereby agree to act, as joint lead arrangers and joint book-running managers for the Amendment (DBSI and Barclays together in such capacity, the “Amendment Lead Arrangers”, with DBSI having “left” placement in any and all marketing materials used in connection with the Amendment as the “Lead Left Arranger”) and, as such, the Amendment Lead Arrangers will use their commercially reasonable efforts to solicit the consents of the requisite existing Lenders (the “Required Consents”) under the Existing Credit Agreement (as defined in Exhibit E) (the “Existing Lenders”) in connection with the approval of the Amendment. It is understood and agreed that no guarantee or assurance can be given that the Required Consents will be obtained.

You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender in its capacity as such in connection with obtaining any commitment to the Facilities unless you and we shall so agree (with your agreement not to be unreasonably withheld or delayed); provided that, at any time on or prior to the 15th business day following the date of this Commitment Letter, you may (in consultation with the Lead Arrangers) appoint one (1) additional joint lead arranger and joint bookrunner and unlimited co-managers or co-agents for each of the Facilities (the “Additional Agents”) and the aggregate economics payable to such Additional Agents for each of the Facilities shall not exceed 50% of the total economics which would otherwise be payable to the Agents pursuant to the Fee Letter (exclusive of any fees payable to an administrative agent or collateral agent in its capacity as such) (it being understood that (i) each such Additional Agent’s several commitment shall be allocated pro rata among the Facilities, (ii) the commitments of the Initial Lenders hereunder will be reduced pro rata by the amount of the commitments of each such Additional Agent (or its relevant affiliate) under the applicable Facility, upon the execution of customary joinder documentation satisfactory to the Lead Arrangers, (iii) the commitments assumed by such Additional Agent for each of the Facilities will be in proportion to the economics allocated to such Additional Agent and (iv) no Additional Agent (nor any affiliate thereof) shall receive greater economics in respect of any Facility than that received by Barclays or DBSI.

The parties hereto agree that (i)(x) Deutsche Bank will have “left lead” and Barclays will have “immediate right lead” placement in any and all marketing materials or other documentation used in connection with the Senior Secured Credit Facilities (and equivalent ranking for league table purposes), (y) Barclays will have “left lead” and Deutsche Bank will have “immediate right lead” placement in any and all marketing materials or other documentation used in connection with the Senior Bridge Facility (and equivalent ranking for league table purposes) and (z) Deutsche Bank will have “left lead” and Barclays will have “immediate right lead” placement in any and all marketing materials or other documentation used in connection with the Asset Sale Bridge Facility (and equivalent ranking for league table purposes) and (ii) such Lead Arrangers shall each hold the leading roles and responsibilities conventionally associated with such “left” and “right” placement, as the case may be, with respect to the Facilities and (iii) such Lead Arrangers shall be entitled to receive league table credit for their roles as “joint lead arrangers” and “joint book-running managers” for the Facilities.

3.	Syndication.

We reserve the right, prior to and/or after the execution of definitive documentation for the Facilities (the “Credit Documentation”), to syndicate all or a portion of our commitments with respect to the Facilities to a group of banks, financial institutions and other lenders (together with the Initial Lenders but excluding any Disqualified Lenders (as defined herein), the “Lenders”) identified by us in consultation with you (and reasonably acceptable to you with respect to the Revolving Credit Facility) pursuant to a syndication to be managed exclusively by the Lead Arrangers (it being understood and agreed that the Lead Arrangers will not syndicate to any (a) banks, financial institutions, other institutions or persons identified in writing to the Lead Arrangers by the Company prior to the date hereof, (b) competitors, suppliers or customers of the Company or any of its subsidiaries identified in writing to the Lead Arrangers by the Company from time to time or (c) any affiliate (clearly identifiable by name or otherwise identified in writing to the Lead Arrangers by the Company from time to time) of such person identified pursuant to clauses (a) or (b), (subject to the following proviso, clauses (a), (b) and (c), collectively, the “Disqualified Lenders”), provided that (i) Disqualified Lenders pursuant to clause (b) and (c) shall not include any bona fide debt fund or other investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit in the ordinary course, (ii) no supplement shall apply retroactively to disqualify any parties that have previously acquired an interest under the Facilities that is otherwise permitted hereunder (but such party may not acquire additional interests) and (iii) the DQ List (as defined herein) shall be made available to the Lenders as set forth in the Term Sheets. All aspects of the syndication of the Facilities, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by (and coordinated exclusively through) the Lead Arrangers (in each case in consultation with you).

We intend to commence our syndication efforts with respect to the Facilities promptly upon your execution and delivery to us of this Commitment Letter, and, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date, you agree to use your commercially reasonable efforts to assist the Lead Arrangers in completing a syndication that is reasonably satisfactory to you and the Lead Arrangers. Such assistance shall include (i) your using commercially reasonable efforts to ensure that any syndication and marketing efforts benefit materially from your and, to the extent practical and appropriate, the Target’s existing lending and investment banking relationships, (ii) direct contact between senior management, representatives and advisors of you (and your using commercially reasonable efforts to cause, to the extent practical and appropriate, direct contact between senior management, representatives and advisors of the Target), on the one hand, and the proposed Lenders and rating agencies identified by the Lead Arrangers, on the other hand, at times and places reasonably requested by the Lead Arrangers, (iii) assistance by you (and your using commercially reasonable efforts to cause, to the extent practical and appropriate, the assistance by the Target) in the preparation of a Confidential Information Memorandum for each of the Facilities and other customary marketing materials and information reasonably deemed necessary by the Lead Arrangers to complete a successful syndication (collectively, the “Information Materials”) for delivery to potential syndicate members and participants, including, without limitation, estimates, forecasts, projections and other forward-looking financial information regarding the future performance of the Company, the Target and your and its respective subsidiaries (collectively, the “Projections”), (iv) the hosting, with the Lead Arrangers, of one or more meetings with prospective Lenders at reasonable times and locations to be agreed, (v) your using commercially reasonable efforts to obtain, prior to the launch of the syndication of the Facilities and the marketing of the Senior Notes, public ratings (but no specific ratings) for each of the Facilities and the Senior Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate credit rating (but no specific rating) of Endo Luxembourg Finance Company S.à.r.l. (the “Lux Borrower”) from S&P and a public corporate family rating (but no specific rating) of the Lux Borrower from Moody’s, and (vi) prior to the earlier of the 60th day following the Closing Date and the date a Successful Syndication has been achieved, your ensuring that there will not be any announcement, issuance, offering, placement or arrangement of any competing debt securities or commercial bank or other credit facilities (including refinancings and renewals of debt but excluding (i) the Facilities, (ii) the Senior Notes, (iii) any debt incurred in the ordinary course of business to the extent permitted by the Acquisition Agreement or the Credit Documentation, (iv) any tangible equity units and (v) any mandatorily convertible securities) by or on behalf of (x) the Company or any of its subsidiaries or affiliates or (y) using your commercially reasonable efforts, the Acquired Business, in each case that could reasonably be expected to materially and adversely affect the syndication of the Facilities without the prior written consent of the Lead Arrangers (not to be unreasonably withheld or delayed). For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding you or any of your affiliates; provided that you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information to the extent reasonably requested by the Lead Arrangers. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter and without limiting your obligations to assist with syndication efforts as set forth herein, (i) none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Facilities shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

You hereby acknowledge that (i) the Agents will make available Information (as defined below) and Projections, and the documentation relating to the Facilities referred to in the paragraph below, to the proposed syndicate of Lenders by transmitting such Information, Projections and documentation through Intralinks, SyndTrak Online, the internet, email or similar electronic transmission systems and (ii) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent, the Target and their respective subsidiaries or securities). You agree, at the request of the Lead Arrangers and subject to the requirements of applicable law, to assist in the preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to the Parent, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).

It is understood that in connection with your assistance described above, customary authorization letters will be included in any such Confidential Information Memorandum that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Confidential Information Memorandum does not include any material non-public information and include a customary 10b-5 representation. In addition, the Confidential Information Memorandum shall exculpate you, the Target and its affiliates and us with respect to any liability related to the use or misuse of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof. You agree that such Confidential Information Memorandum or related offering and marketing materials to be disseminated by the Lead Arrangers to any prospective Lender in connection with the Facilities will be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information. You acknowledge that the following documents will contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information): (x) drafts and final versions of the Credit Documentation; (y) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocation, if any, and funding and closing memoranda); and (z) notification of changes in the terms and conditions of the Facilities.

4.	Information.

You represent, warrant and covenant (with respect to Information relating to the Acquired Business, to the best of your knowledge) that (a) no written information which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections, other forward looking information and information of a general economic or general industry nature) (such information being referred to herein collectively as the “Information”) taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not misleading, in light of the circumstances under which they were (or hereafter are) made, and (b) the Projections that have been or will be made available to the Agents by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to the Agents, it being recognized by the Agents that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the earlier of (x) 60 days after the Closing Date and (y) the later of (i) the Successful Syndication of the Facilities and (ii) the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect (to the best of your knowledge as to Information relating to the Acquired Business) in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly advise the Agents and supplement (or use commercially reasonable efforts to supplement, in the case of Information relating to the Acquired Business) the Information and the Projections so that such representations and warranties will be (to the best of your knowledge as to Information relating to the Acquired Business) correct in all material respects under those circumstances (provided that no update of the Projections will be required under this paragraph after the Closing Date). The accuracy of the foregoing representations and warranties, in and of itself, shall not be a condition to our obligations hereunder or the funding of the Facilities on the Closing Date. You understand that, in arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.	Conditions Precedent.

Each Initial Lender’s commitment hereunder, and the agreement of each Agent to perform the services described herein, are subject solely to (a) (i) since December 31, 2014 to the date hereof, except as set forth in the disclosure schedule to the Acquisition Agreement delivered by the Target to the Parent and dated as of the date of the Acquisition Agreement, there has not been any event or occurrence of any condition that, individually or in the aggregate, has had a Target Material Adverse Effect (as defined below) and (ii) on the Closing Date there is no Target Material Adverse Effect, and (b) the conditions set forth in Exhibit E attached hereto (clauses (a) and (b), collectively, the “Funding Conditions”); it being understood that there are no conditions

(implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Facilities shall occur (except to the extent Senior Notes are issued in lieu of the Senior Bridge Facility or a portion thereof and the gross cash proceeds from such Senior Notes are available to consummate the Transactions)).

For purposes hereof, “Target Material Adverse Effect” means (with capitalized terms used in this definition and not otherwise defined herein having the meanings assigned thereto in the Acquisition Agreement) any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts, circumstances or developments, (i) is or would reasonably be expected to be materially adverse to the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Target and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent the consummation by the Target of the Transactions (as defined in the Acquisition Agreement); provided, however, that none of the following shall constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Target Material Adverse Effect: (A) any change relating to the economy or securities markets in general, (B) any adverse change, effect, event, occurrence, state of facts, condition, circumstance or development affecting the generic pharmaceutical industry; (C) acts of war (whether or not declared), armed hostilities, sabotage, military actions or the escalation thereof (whether underway on the date hereof or hereafter commenced), and terrorism; (D) changes in or the conditions of financial or banking markets (including any disruption thereof and any decline in the price of any security or any market index); (E) changes in GAAP (or any underlying accounting principles or the interpretation of any of the foregoing) after the date hereof; (F) a flood, hurricane or other natural disaster; (G) any failure by the Target to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided, however, that the underlying causes of any such failure may be considered in determining whether there is a Target Material Adverse Effect); (H) changes in any Laws; (I) any action taken or omitted to be taken by, or at the written request of, Parent or any of its Affiliates after the date hereof and on or prior to the Closing Date; and (J) any action taken by the Target or any of its Subsidiaries as required by this Agreement (other than any action required to be taken by the Target or any of its Subsidiaries to comply with Section 6.1 of the Acquisition Agreement); except, in the case of clauses (A)-(F) and (H) above, to the extent that such change, effect, event, occurrence, state of facts, circumstance or development disproportionately affects the business, properties or assets of the Target as compared to other participants operating in the generic pharmaceutical industry, in which case, such change, effect, event, occurrence, state of facts, circumstance or development may constitute a Target Material Adverse Effect to such extent, and may be taken into account to such extent, in determining whether a Target Material Adverse Effect has occurred or would reasonably be expected to occur.

Notwithstanding anything set forth in this Commitment Letter, the Term Sheets, the Fee Letter or the Credit Documentation, or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (x) such of the representations made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or your affiliate) has the right to terminate your (or your affiliate’s) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations (the “Acquisition Agreement Representations”) and (y) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth herein and in the Term Sheets are satisfied (it being understood that (I) to the extent any Collateral referred to in the Senior Secured Credit Facilities Term Sheet may not be perfected by (A) the filing of a UCC or Personal Property Security Act (or equivalent statute in the applicable Canadian provinces) financing statement, or (B) taking delivery and possession of a stock certificate of each Borrower and each direct and indirect holding company thereof (other than the Parent and the Company), as well as each material direct or indirect wholly-owned domestic (or Canadian) restricted subsidiary of the Lux Borrower (provided that such certificates of the Target and its material wholly-owned domestic (or Canadian) restricted subsidiaries will be required to be delivered on the Closing Date only to the extent received from Target after your use of commercially reasonable efforts to do so), if the perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so and without undue burden and expense, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Senior Secured Credit Facilities on the Closing Date but, instead, may be accomplished within a period after the Closing Date reasonably acceptable to us and (II) nothing in preceding clause (ii) shall be construed to limit the applicability of the individual conditions expressly set forth herein or in the Term Sheets). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrowers and Guarantors set forth in the Term Sheets relating to legal existence, corporate power and authority relating to the entering into and performance of the Credit Documentation, the due authorization, execution, delivery, validity and enforceability of the Credit Documentation, no conflicts with or violations of organizational documents (as it relates to the entry into the Credit Documentation), margin regulations, the Investment Company Act of 1940, as amended, solvency of the Parent, the Borrowers, the Target and their respective subsidiaries on a consolidated basis as of the Closing Date (after giving pro forma effect to the Transaction), the PATRIOT Act/“know your customer” laws, the use of the proceeds of the Facilities not violating FCPA or OFAC/anti-terrorism laws (to the extent applicable) and, subject to subclause (I) of the last parenthetical appearing in the preceding sentence (and subject to permitted liens), the creation, validity, perfection and priority of the security interests granted in the proposed Collateral. The provisions of this paragraph are referred to as the “Funds Certain Provisions”.

6.	Fees.

As consideration for each Initial Lender’s commitment hereunder, and the agreement of each Agent to perform the services described herein, you agree to pay (or cause to be paid) to each Agent the fees to which such Agent is entitled set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).

7.	Expenses; Indemnification.

To induce the Agents to issue this Commitment Letter and to proceed with the Credit Documentation, you hereby agree that all reasonable and documented out-of-pocket fees and expenses (including, without limitation, in connection with each of the Facilities (which in the case of legal fees and expenses shall be limited to the reasonable fees and expenses of (x) the primary counsel acting for the Lead Arrangers, which shall be Latham & Watkins LLP, (y) one local counsel for each relevant jurisdiction as may be necessary or advisable in the sole judgment of the Lead Arrangers and (z) in the case of an actual conflict of interest, where the Lead Arrangers affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, another firm of counsel for such affected Lead Arranger)) of the Agents and their affiliates arising in connection with the Facilities and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and the Credit Documentation (including in connection with our due diligence and syndication efforts) shall be for your account (and that you shall from time to time upon request from such Agent, reimburse such Agent and its respective affiliates for all such reasonable and documented out-of-pocket fees and expenses paid or incurred by them), whether or not the Transaction is consummated or the Facilities are made available or the Credit Documentation is executed. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You further agree to indemnify and hold harmless each Agent, each Additional Agent and each other agent or co-agent (if any) designated by the Lead Arrangers with respect to the Facilities (together with any Additional Agent, each, a “Co-Agent”), each Initial Lender, each Lender which is a Co-Agent or an affiliate thereof (each, a “Co-Agent Lender”) and all of their respective affiliates and each director, officer, employee, representative and advisor of the foregoing (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Co-Agent, any Initial Lender, any Co-Agent Lender or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction, this Commitment Letter or the Fee Letter and, upon demand, to pay and reimburse each Agent, each Co-Agent, each Initial Lender, each Co-Agent Lender and each other Indemnified Person for any reasonable legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole (and, in the case of an actual conflict of interest, where the Indemnified Person affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole or other reasonable and documented out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Co-Agent, any Initial Lender, any Co-Agent Lender or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from (x) the gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) a material breach in bad faith by the relevant Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) of the express contractual obligations of such Indemnified Person under this Commitment Letter pursuant to a claim made by you or (z) any disputes among the Indemnified Parties (other than in their capacities as Agents or Co-Agents) and not arising from any act or omission by the Company or any of its affiliates.

No Agent nor any other Indemnified Person shall be responsible or liable to you or any other person or entity for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks, Syndtrak Online or email) other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision or (ii) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter, the Fee Letter or the Transaction even if advised of the possibility thereof.

You agree that, without each Agent’s prior written consent (such consent not to be unreasonably withheld or delayed), the Company will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Commitment Letter (whether or not any Agent or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

In addition, the Company agrees to indemnify the Indemnified Persons against any loss incurred by any Indemnified Person as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such Indemnified Person is able to purchase United States dollars with the amount of the Judgment Currency actually received by such Indemnified Person. The foregoing indemnity shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

The indemnification and contribution provisions contained in this Commitment Letter are in addition to any liability which the Company may otherwise have to an Indemnified Person. Solely for purposes of enforcing the provisions of this Section 7, the Company hereby consents to personal jurisdiction, service of process and venue in any court in which any claim or proceeding that is subject to this Section 7 is brought against any Indemnified Person.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Each Agent reserves the right to employ the services of its affiliates and branches in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Agent in such manner as such Agent and its affiliates may agree in their sole discretion. You acknowledge that (i) each Agent may share with any of its affiliates and its and their respective directors, officers, employees, representatives, agents and advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Related Persons”) and such affiliates and Related Persons may share with such Agent, any information related to the Transaction, the Parent and the Target (and its and their respective subsidiaries and affiliates) or any of the matters contemplated hereby and (ii) each Agent and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you, the Target or your or its affiliates may have conflicting interests regarding the transactions described herein or otherwise. No Agent will, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you to other companies (other than your affiliates). You also acknowledge that no Agent has any obligation to use in connection with the Transaction, this Commitment Letter, the Fee Letter or to furnish to you, confidential information obtained by it from other companies.

You acknowledge that you have been advised of the role of Barclays and DBSI and/or their respective affiliates as financial advisors to you in connection with the Transaction and that, in such capacity, Barclays and DBSI are not advising you to enter this Commitment Letter or the Fee Letter or advising you with respect to any financing contemplated herein and therein. You acknowledge and agree that you (together with your legal and other advisors) are independently evaluating this Commitment Letter, the Fee Letter and any provision of financing contemplated herein and therein and are fully aware of any conflicts of interest which may exist as a result of Barclays’ and DBSI’s engagement hereunder and the engagement of Barclays and DBSI or any of their respective affiliates as financial advisor to you. You acknowledge and agree to such retentions, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of Barclays, DBSI, or any of their respective affiliates as financial advisor to you in connection with the Transaction and, on the other hand, Barclays’ and DBSI’s engagement hereunder or any arrangement, underwriting or provision by it of any financing in connection with the Transaction.

You further acknowledge and agree that (i) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of the Transaction, this Commitment Letter or the Fee Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (ii) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part in respect of the transactions contemplated by this Commitment Letter, (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Fee Letter, (iv) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (v) you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in respect of the transactions contemplated by this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. Additionally, you acknowledge and agree that no Agent nor any affiliate thereof has, except as expressly contemplated in the preceding paragraph, advised or is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction in connection with the Transaction, this Commitment Letter and the Fee Letter (including, without limitation, any necessary consents required to achieve the Required Consents or any other consents needed in connection with the Amendment or the transactions contemplated hereby or thereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter (including, without limitation, any necessary consents required to achieve the effectiveness of the Amendment, any other consents needed in connection therewith or the Required Consents), and no Agent nor any affiliate thereof shall have any responsibility or liability to you with respect thereto. Accordingly, it is specifically understood that you will base your decisions regarding whether and how to pursue the Transaction or any portion thereof based on the advice of your legal, tax and other business advisors and such other factors that you consider appropriate. Each Agent is serving as an independent contractor hereunder, and in connection with the Transaction, in respect of its services hereunder and in such connection and not as a fiduciary or trustee of any party. The Company further acknowledges and agrees that any review by the Lead Arrangers of the Company, the Acquired Business, the Facilities, any Offering of Securities, the terms of any Securities and other matters relating thereto will be performed solely for the benefit of the Lead Arrangers and shall not be on behalf of the Company or any other person.

You further acknowledge that each of Barclays and Deutsche Bank is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each of Barclays and Deutsche Bank and their respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Acquired Business and your and their respective subsidiaries and other companies with which you, the Acquired Business or your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by Barclays, Deutsche Bank or any of their respective affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each Agent or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Acquired Business or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

9.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your officers, directors, affiliates, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (b) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review or (c) if the Lead Arrangers consent in writing to such proposed disclosure (such consent not to be unreasonably withheld); provided that (i) you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) to the Acquired Business, its affiliates and their respective officers, directors, employees, attorneys, accountants and advisors, in each case who are directly involved in the consideration of this matter and on a confidential and need-to-know basis (provided that you also may disclose the Fee Letter (including the “market flex” thereof) (subject to redactions satisfactory to the Agents) to such persons), (ii) you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) in any prospectus or other offering memorandum relating to the Senior Notes or in any filing with the SEC or applicable provincial securities regulators in Canada in connection with the Transaction, (iii) you may disclose the Term Sheets and the other exhibits and annexes to the Commitment Letter, and the contents thereof, to any rating agencies in connection with obtaining ratings for the Lux Borrower and the Facilities, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transaction to the extent customary or required in offering and marketing materials for the Facilities and/or the Senior Notes or in any public release or filing relating to the Transaction and (v) in consultation with the Lead Arrangers, you may disclose the Fee Letter and the contents thereof to any prospective Additional Agent and to such Additional Agent’s respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis.

The Agents and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter (and any other engagement letter between you and such persons) and shall treat confidentially all such information; provided that nothing herein shall prevent the Agents from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Agents, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over the Agents or any of their respective affiliates, their business or operations, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Agents or any of their affiliates, (d) to the extent that such information is received by the Agents from a third party that is not to their knowledge subject to confidentiality obligations to you or the Acquired Business, (e) to the extent that such information is independently developed by the Agents, (f) to the Agents’ respective affiliates and their respective officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees (in each case, other than Disqualified Lenders; provided that, in the case of potential participants, the DQ List shall be made available to the Lenders as set forth in the Term Sheets) or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers, the Acquired Business or any of their respective affiliates or any of their respective obligations, in each case who are instructed that they shall be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense or (i) to enforce their respective rights hereunder or under the Fee Letter. The Agents’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery of the Credit Documentation and initial funding thereunder (or, in the event that any Senior Notes are issued on the Closing Date, upon the initial funding of the Senior Secured Credit Facilities only) or shall expire on the date occurring 18 months after the date hereof, whichever occurs earlier.

10.	Assignments; Etc.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Agent (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you. Each Agent may assign its commitment hereunder to one or more prospective Lenders (other than any Disqualified Lender); provided that, except with respect to assignments to Additional Agents as contemplated above, (a) no Initial Lender shall be relieved or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities (including its commitments in respect thereof) until after the initial funding of the Facilities and (if applicable) the issuance of the Senior Notes on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of an Initial Lender’s commitments in respect of the Facilities until the initial funding of the Facilities and (if applicable) the issuance of the Senior Notes on the Closing Date, and (c) unless you agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the applicable Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Facilities and (if applicable) the issuance of the Senior Notes on the Closing Date has occurred.

Any and all obligations of, and services to be provided by an Agent hereunder (including, without limitation, the commitment of such Agent) may be performed and any and all rights of the Agents hereunder may be exercised by or through any of their respective affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Agents from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.

11.	Amendments; Governing Law; Etc.

This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent. Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic, i.e. a “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be. Notwithstanding anything to the contrary set forth herein, each Agent may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the Closing Date in the form of a “tombstone” or otherwise describing the names of the Borrowers, the Acquired Business and their respective affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Agent. This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein. Matters that are not covered or made clear in this Commitment Letter or in the Fee Letter are subject to mutual agreement of the parties hereto. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Target Material Adverse Effect and whether there shall have occurred a Target Material Adverse Effect, including for purposes of the Funding Conditions, (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (c) the determination of whether the Acquisition Agreement Representations are accurate and whether as a result of any inaccuracy of any such representations you (or your affiliates) have the right to terminate your (or their) obligations, or has the right not to consummate the Acquisition, under the Acquisition Agreement, shall be governed by, and construed in accordance with, the domestic laws of the State of Delaware without regard to the principles of conflicts of law.

12.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts located within New York County; provided that each Agent shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be laid over you or your property, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

13.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

14.	Surviving Provisions.

The provisions of Sections 2, 3, 6, 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letter shall remain in full force and effect regardless of whether definitive Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Agents hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, the syndication of the Facilities and the payment of annual agency fees to any Agent, shall automatically terminate and be superseded by the definitive Credit Documentation (to the extent covered thereby) relating to the Facilities upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter. The Initial Lenders’ (and any Additional Agents’) commitments with respect to that portion of the Revolving Credit Facility and the B-1 Term Loan Facility hereunder shall terminate as set forth in the Fee Letter, upon consummation of the Required Amendment, subject to the provisions of the preceding sentence.

15.	PATRIOT Act Notification.

Each Agent hereby notifies the Company that each Lender subject to the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “PATRIOT Act”) is required to obtain, verify and record information that identifies the Borrowers and any other obligor under the Facilities and any related Credit Documentation and other information that will allow such Lender to identify the Borrowers and any other obligor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender. You hereby acknowledge and agree that the Agents shall be permitted to share any or all such information with the Lenders.

16.	Termination and Acceptance.

Each Agent’s commitments with respect to the Facilities as set forth above, and each Agent’s agreements to perform the services described herein, will automatically terminate (without further action or notice and without further obligation to you) on the first to occur of (i) 5:00 p.m., New York City time, on November 18, 2015 (provided that, such date may be extended to February 12, 2016 in accordance with Section 9.1(b) of the Acquisition Agreement), unless on or prior to such time the Transaction has been consummated, (ii) in the case of Barclays’ and DBNY’s commitments with respect to the Senior Bridge Facility only, the date of the issuance of the Senior Notes (in escrow or otherwise) in lieu of a borrowing thereunder or issuances of equity that, when applied to reduce the commitment under the Senior Bridge Facility in accordance with paragraph (iii) of Exhibit A and combined with the dollar amount of any issuances of the Senior Notes, reduce the commitments with respect to the Senior Bridge Facility to zero, (iii) any time after the execution of the Acquisition Agreement and prior to the consummation of the Transaction, the date of the termination of the Acquisition Agreement in accordance with its terms (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions) or (iv) the consummation of the Acquisition without the use of the Senior Secured Credit Facilities, the Asset Sale Bridge Facility and, unless the Senior Notes are issued, the Senior Bridge Facility (such first date to occur, the “Expiration Date”). In addition, the commitments for the Senior Secured Credit Facilities shall be reduced to the extent provided for in the Fee Letter, upon effectiveness of the Required Amendments.

Each of the parties hereto agrees that (i) this Commitment Letter, if accepted by you as provided above, is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including that the funding of the Facilities is subject only to the Funding Conditions and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)).

You may terminate this Commitment Letter and/or the commitments with respect to any of the Facilities (or any portion thereof) at any time subject to the provisions of the preceding sentence (any such commitment termination shall reduce the commitments of each of Barclays and DBNY on a pro rata basis based on their respective commitments to the relevant Facility as of the date hereof).

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on May 22, 2015. The commitments of each Initial Lender hereunder, and the Agents’ agreements to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Celine Catherin
	Name:	Celine Catherin
	Title:	Director

By:	/s/ William Frauen
	Name:	William Frauen
	Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Celine Catherin
	Name:	Celine Catherin
	Title:	Director

By:	/s/ Kevin Gross
	Name:	Kevin Gross
	Title:	Director

Signature Page to Project Hawk Commitment Letter (2015)

BARCLAYS BANK PLC

By:	/s/ Jeremy Hazan
	Name:	Jeremy Hazan
	Title:	Managing Director

Signature Page to Project Hawk Commitment Letter (2015)

Accepted and agreed to as of the date first above written:

ENDO LIMITED

By:	/s/ Orla Dunlea
	Name:	Orla Dunlea
	Title:	Director

Signature Page to Project Hawk Commitment Letter (2015)

EXHIBIT A

Project Hawk

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the commitment letter to which this Exhibit A is attached. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Endo International plc, a public limited company incorporated under the laws of Ireland (the “Parent”), proposes to acquire through Banyuls Limited (in the process of changing its name to Hawk Acquisition Ireland Limited), a private limited company incorporated under the laws of Ireland (the “Buyer”), all of the capital stock of a company identified to us and code-named “Hawk” (“Target” and, together with its subsidiaries, the “Acquired Business”) which acquisition (the “Acquisition”) will be consummated by means of a reverse triangular merger pursuant to an agreement and plan of merger (together with all schedules and exhibits thereto and all ancillary agreements and other documentation executed in connection therewith, the “Acquisition Agreement”), dated as of the date hereof, by and among the Target, Parent, Buyer, Company, Endo Health Solutions Inc., a Delaware corporation, Hawk Acquisition ULC, a Bermudan unlimited liability company and Shareholder Representative Services LLC, a Colorado limited liability company and (ii) refinance in full the Credit Agreement, dated as of February 28, 2014 (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), among Endo Limited, Endo Luxembourg Finance Company I S.a.r.l., Endo LLC, certain other subsidiaries of the Parent, the lender party thereto and Deutsche Bank AG New York Branch, as administrative agent, collateral agent, issuing bank and swingline lender (the “Parent Refinancing”). In connection with the Acquisition, (i) all outstanding loans and commitments under the existing senior secured credit facilities of the Acquired Business shall be repaid and/or terminated in full, together with any and all accrued and unpaid interest, fees or premiums thereon, and all liens securing such loans and commitments shall be terminated and released and (ii) the Target’s 7.375% Senior Notes due 2020 shall be called for redemption and satisfied and discharged in full (including with cash necessary to redeem the notes (using a premium calculated as of the date of the notice of redemption) deposited with the trustee of such notes) (clauses (i) and (ii) collectively, the “Target Refinancing” and, together with the Parent Refinancing, the “Refinancing”) .

The sources of cash funds needed to effect the Acquisition and the Refinancing and to pay all fees and expenses incurred in connection with the Transaction (as defined below) (the “Transaction Costs”) and to provide for the working capital needs and general corporate requirements of the Company, the Target and their respective subsidiaries after giving effect to the Transactions shall be provided through third-party debt financing consisting of the following:

(i) senior secured term loan facilities to be made available to the Borrowers (as defined in Exhibit B) (the “B Term Loan Facilities”), consisting of (x) a term loan B-1

A-1

facility in an aggregate principal amount equal to $1,500.0 million (less the aggregate principal amount of Continued Term A Loans (as defined in the Fee Letter; the aggregate principal amount remaining with respect to the term loan B-1 facility after such reduction, the “TLB-1 Excess”) and (y) a term loan B-2 facility in an aggregate principal amount equal to $3,500.0 million;

(ii) a senior secured revolving credit facility to be made available to the Borrowers in an aggregate amount of $1,000.0 million (the “Revolving Credit Facility”, and together with the B Term Loan Facilities, the “Senior Secured Credit Facilities”); provided that, except as expressly provided in the Senior Secured Credit Facilities Term Sheet, no portion of the Revolving Credit Facility may be utilized to make payments owing to finance the Acquisition and the Refinancing or to pay Transaction Costs;

(iii) either (x) the issuance and sale by Endo Limited, Endo Finance LLC and Endo Finco Inc. (together, the “Senior Notes Issuers”) of up to $2,275.0 million in an aggregate principal amount of unsecured senior notes (the “Senior Notes”) in a public offering or in a Rule 144A or other private placement (in each case, without customary registration rights) or (y) if and to the extent that the Senior Notes are not issued in such an aggregate principal amount on or prior to the Closing Date, the incurrence by the Borrowers (as defined herein) of loans in an aggregate principal amount equal to the remainder of $2,275.0 million less (a) the aggregate principal amount of Senior Notes issued pursuant to the immediately preceding clause (x) and/or (b) the aggregate gross cash proceeds received from any equity securities (including without limitation, common equity, preferred equity or equity linked securities) issued by the Parent on or prior to the Closing Date (the “Senior Bridge Loans”) under a new unsecured senior bridge facility as described in Exhibit C (the “Senior Bridge Facility”); and

(iv) a senior secured bridge loan facility to be made available to the Borrowers in an aggregate amount of $1,000.0 million as described in Exhibit D (the “Asset Sale Bridge Facility” and, together with the Senior Secured Credit Facilities and the Senior Bridge Facility, the “Facilities”).

The B Term Loan Facilities, the Revolving Credit Facility and the Asset Sale Bridge Facility described above may be provided through one or more amendments or supplements to the Existing Credit Agreement, as contemplated by the Fee Letter, including those amendments set forth on Annex 1 to the Fee Letter (the “Required Amendments” and together with any additional amendments, the “Amendment”). If the Required Amendments are obtained, the Parent Refinancing will be limited to the refinancing of the Term B Loans under the Existing Credit Agreement.

The date on which the Acquisition is consummated and the initial borrowings are made under any of the Facilities (or in lieu of borrowing under the Senior Bridge Facility, the issuance of the Senior Notes) is referred to herein as the “Closing Date”. The transactions described in this Exhibit A, including the Acquisition, the Refinancing, the Amendment, the arrangement, funding and subsequent syndication of the Facilities and the placement and issuance of any Securities are collectively referred to herein as the “Transaction”.

A-2

EXHIBIT B

Project Hawk

$6,000 Million Senior Secured Credit Facilities

Summary of Principal Terms and Conditions

Parent:	Endo International plc, an Irish public limited company (the “Parent”).

Company:	Endo Limited, a private limited company incorporated under the laws of Ireland and a wholly-owned direct subsidiary of the Parent (the “Company”)

Borrowers:	The same as set forth in the Existing Credit Agreement (the “Borrowers”).

Administrative Agent:	DBNY will act as sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other lenders selected by the Lead Bank Arrangers in consultation with the Company (but excluding any Disqualified Lenders) (each, a “Lender” and, together with the Initial Lenders, collectively, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and Book-Running Managers:	DBSI and Barclays will act as joint lead arrangers and joint book-running managers for the Senior Secured Credit Facilities (as defined below), and will perform the duties customarily associated with such roles (the “Lead Bank Arrangers”).

Senior Secured Credit Facilities:

	A.	B-1 Term Loan Facility

1. Amount: “B-1” term loan facility in an aggregate principal amount of $1,500.0 million (less the aggregate principal amount of Continued Term A Loans (as defined in the Fee Letter)) (the “B-1 Term Loan Facility”).

2. Currency: U.S. dollars.

3. Use of Proceeds: The loans made pursuant to the B-1 Term Loan Facility (the “B-1 Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized solely (i) to finance, in part, the Acquisition and the Refinancing and to pay the Transaction Costs and (ii) to the extent any portion of the B-1

B-I-1

Term Loan Facility remains available following application of proceeds pursuant to preceding clause (i), for general corporate purposes.

4. Maturity: The final maturity date of the B-1 Term Loan Facility shall be 3 years from the Closing Date (the “B-1 Term Loan Maturity Date”).

5. Amortization: Annual amortization (payable in 4 equal quarterly installments) of the B-1 Term Loans shall be required in an amount equal to 1.00% of the initial aggregate principal amount of the B-1 Term Loans. The remaining aggregate principal amount of B-1 Term Loans originally incurred shall be due and payable in full on the B-1 Term Loan Maturity Date.

6. Availability: B-1 Term Loans may only be incurred on the Closing Date. No amount of B Term Loans once repaid may be reborrowed.

B.	B-2 Term Loan Facility

1.	Amount: “B-2” term loan facility in an aggregate principal amount of $3,500.0 million (the “B-2 Term Loan Facility” and, together with the B-1 Term Loan Facility, the “B Term Loan Facilities”).

2.	Currency: U.S. dollars.

3.	Use of Proceeds: The loans made pursuant to the B-2 Term Loan Facility (the “B-2 Term Loans” and, together with the B-1 Term Loans, the “B Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized solely (i) to finance, in part, the Acquisition and the Refinancing and to pay the Transaction Costs and (ii) to the extent any portion of the B-2 Term Loan Facility remains available following application of proceeds pursuant to preceding clause (i), for general corporate purposes.

4.	Maturity: The final maturity date of the B-2 Term Loan Facility shall be 7 years from the Closing Date (the “B-2 Term Loan Maturity Date”).

5.	Amortization: Annual amortization (payable in 4 equal quarterly installments) of the B-2 Term Loans shall be required in an amount equal to 1.0% of the initial aggregate principal amount of the B-2 Term Loans. The remaining aggregate principal amount of B-2 Term Loans originally incurred shall be due and payable in full on the B-2 Term Loan Maturity Date.

6.	Availability: B-2 Term Loans may only be incurred on the Closing Date. No amount of B-2 Term Loans once repaid may be reborrowed.

C.	Revolving Credit Facility

1. Amount: Revolving credit facility in an aggregate principal amount of $1,000.0 million (the “Revolving Credit Facility” and, together with the B Term Loan Facilities, the “Senior Secured Credit Facilities”).

2. Currency: U.S. dollars; provided that a portion of the Revolving Credit Facility may be made available in certain other currencies to be agreed and on terms and conditions (including, without limitation, sublimits for particular currencies) to be agreed, in each case consistent with the Documentation Principles (as defined herein).

3. Use of Proceeds: The proceeds of loans under the Revolving Credit Facility (the “Revolving Loans”) shall be utilized for working capital, capital expenditures and general corporate purposes; provided that, after giving effect to the Transaction on the Closing Date (including financing the Acquisition and the Refinancing and the payment of Transaction Costs) the undrawn amount of the Revolving Credit Facility shall not be less than $400.0 million (less any amounts required to fund any “flex” OID or upfront fees on the Closing Date).

4. Maturity: The final maturity date of the Revolving Credit Facility shall be 5 years from the Closing Date (the “Revolving Loan Maturity Date”); provided that if the Required Amendments become effective, the final maturity date in connection with all commitments for Revolving Loans shall be the date set forth in the Existing Credit Agreement.

5. Availability: Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date and prior to the Revolving Loan Maturity Date in accordance with the terms of the definitive financing documentation governing the Senior Secured Credit Facilities (the “Senior Secured Credit Documentation”).

6. Letters of Credit: A portion of the Revolving Credit Facility in an amount not to exceed $75.0 million (as such amount may be increased from time to time, but not above $100.0 million, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and respective letter of credit issuer) will be available for the issuance of stand-by and trade letters of credit (“Letters of Credit”) to support obligations of the Company and its subsidiaries. Maturities for Letters of Credit will not exceed twelve months, renewable annually thereafter and, in any event, shall not extend beyond the fifth business day prior to the Revolving Loan Maturity Date. Letter of Credit outstandings will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in all Letter of Credit outstandings.

7. Swingline Loans: A portion of the Revolving Credit Facility in an amount not to exceed $100.0 million (as such amount may be increased from time to time, but not above $125.0 million, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and swing line lender) shall be available prior to the Revolving Loan Maturity Date for swingline loans (the “Swingline Loans” and, together with the Revolving Loans, the B Term Loans and any Incremental Term Loans (as defined below), the “Loans”) to be made by the Administrative Agent (in such capacity, the “Swingline Lender”) on same-day notice. Any Swingline Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in each Swingline Loan.

Uncommitted Incremental Facilities:	The Borrowers will have the right to solicit existing Lenders and Additional Lenders (as defined below) to provide (x) incremental commitments to the Revolving Credit Facility (each, an “Incremental Revolving Facility”) and/or (y) incremental commitments consisting of one or more increases to the B-2 Term Loan Facility and/or one or more new tranches of term loans to be made available under the Senior Secured Credit Documentation (hereinafter the “Incremental Term Facilities” and, together with the Incremental Revolving Facilities, the “Incremental Facilities”) in an aggregate amount not to exceed (x) $1,000.0 million plus (y) if the Secured Leverage Ratio (to be defined in a manner consistent with the Documentation Principles), at the time of incurrence of such Incremental Facility (or in the case of Incremental Term Facilities used to finance a permitted acquisition and to the extent lenders participating in such Incremental Term Facility agree, at the time of the execution of the acquisition agreement related to such permitted acquisition) and after giving effect thereto on a pro forma basis, is less than or equal to 3.00 to 1.00 (assuming for purposes of such calculation that all commitments under the Revolving Credit Facility are fully drawn and without netting cash proceeds of any Incremental Facilities or Incremental Equivalent Debt), an unlimited amount, on terms agreed by the Lux Borrower and the Lender or Lenders providing the respective Incremental Facility; provided that (i) no default or event of default exists or would exist after giving effect thereto; provided that, in the case of Incremental Term Facilities used to finance a permitted acquisition and to the extent the Lenders participating in such Incremental Term Facility agree, this clause (i) shall be tested at the time of the execution of the acquisition agreement related to such permitted acquisition, (ii) all of the representations and warranties contained in the Senior Secured Credit Documentation shall be true and correct in all material respects (or, in all respects, if qualified by materiality); provided that, in the case of Incremental Term Facilities used to finance a permitted acquisition and to the extent the Lenders participating in such Incremental Term Facility agree, this clause (ii) shall be subject to customary “Sungard” limitations, (iii) the borrowers for each Incremental Facility shall be the Borrowers, (iv) any such Incremental Facility shall benefit from the same guarantees as, and be secured on a pari passu basis (or, in the case of Incremental Term Facilities only, a junior basis; provided that such junior ranking tranche of Incremental Loans shall be established as a separate tranche of B Term Loans and shall be subject to the terms of a second lien intercreditor agreement reasonably satisfactory to the Administrative Agent) by the same Collateral (as defined below) securing, the Senior Secured Credit Facilities, (v) the Company is in pro forma compliance with the Financial Covenants (as defined below) as of the most recently ended fiscal quarter for which financial statements are available (determined after giving effect to the full utilization of the commitments provided under such Incremental Facility), (vi) in the case of an Incremental Revolving Facility, such Incremental Revolving Facility shall be subject to the same terms and conditions as the Revolving Credit Facility (and be deemed added to, and made a part of, the Revolving Credit Facility), and (vii) in the case of loans to be made under an Incremental Term Loan Facility (each, an “Incremental Term Loan”), such Incremental Term Loans shall be subject to the same terms as the B-2 Term Loans (including voluntary and mandatory prepayment provisions), except that, unless such Incremental Term Loans are made a part of the B-2 Term Loan Facility (in which case all terms thereof shall be identical to those of the B-2 Term Loan Facility), (1) during the period commencing on the Closing Date and ending on the date that is 12 months after the Closing Date, in the event that the interest rate margins for any Incremental Term Facility are higher than the interest rate margins for the B-2 Term Loan Facility by more than 50 basis points, then the interest rate margins for the B-2 Term Loan Facility (and not any other B Term Loan Facility) shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Facility minus 50 basis points; provided, that in determining the interest rate margins applicable to any Incremental Term Facility and the B-2 Term Loan Facility (A) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrowers to the Lenders under the B-2 Term Loan Facility or any Incremental Term Facility in the initial primary syndication thereof shall be included (with OID or upfront fees being equated to interest based on assumed four-year life to maturity), (B) customary arrangement or commitment fees payable to any of the Lead Arrangers (or their respective affiliates) in connection with the B-2 Term Loan Facility or to one or more arrangers or bookrunners (or their affiliates) of any Incremental Term Facility shall be excluded, (2) the final stated maturity date for such Incremental Term Loans may be identical to or later (but not earlier) than the final stated maturity date applicable to the B-2 Term Loans, (3) the average weighted life to maturity of such Incremental Term Loans is no shorter than the average weighted life to maturity applicable to the then outstanding B-2 Term Loans and (4) other terms may differ if reasonably satisfactory to the Administrative Agent. Any upfront fees and arrangement fees for any Incremental Facility will be negotiated with the applicable Lenders at the time of any request to provide commitments pursuant to such Incremental Facility.

The Lux Borrower may seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (the “Additional Lenders”); provided that the Administrative Agent and, in the case of any Incremental Revolving Facility, the Swingline Lender and each issuer of a Letter of Credit shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if the consent of such person would be required under the heading “Assignments and Participations” for an assignment of Loans or commitments, as applicable, to such Additional Lender. Nothing contained herein or in the Commitment Letter constitutes, or shall be deemed to constitute, a commitment with respect to any Incremental Facility.

Notwithstanding the foregoing, the Senior Notes Issuers may issue pari passu or junior secured or unsecured notes or may incur junior secured term loans (any such notes or term loans, collectively, “Incremental Equivalent Debt”) in lieu of loans under the Incremental Facilities (so long as all conditions to incurring Incremental Facilities would have been satisfied, to the extent applicable), except that neither the B-1 Term Loan Facility, the B-2 Term Loan Facility nor the Asset Sale Bridge Facility shall be subject to a “most favored nation” pricing adjustment as a result of the issuance of such Incremental Equivalent Debt; provided that (i) any such Incremental Equivalent Debt (and any permitted refinancing thereof or of any Incremental Facilities, or of any previous such permitted refinancing) shall be deemed to increase at all times the amount of the Company’s “secured indebtedness” by the outstanding principal amount of such Incremental Equivalent Debt (or permitted refinancing as described above) for the purposes of calculating compliance with the Secured Leverage Ratio incurrence test described above (for purposes of incurring Incremental Facilities and Incremental Equivalent Debt), (ii) any such Incremental Equivalent Debt shall be guaranteed solely by the Guarantors and, if secured, secured solely by Collateral pursuant to security documents substantially the same as the Security Agreements (as defined below), (iii) any such Incremental Equivalent Debt shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent, (iv) any such Incremental Equivalent Debt shall not mature prior to the date that is 91 days after the latest final maturity date of the B Term Loans and revolving credit commitments existing at the time of such incurrence and (v) the terms and conditions of such Incremental Equivalent Debt (excluding pricing, fees, prepayment or redemption premiums and terms) are, when taken as a whole, (x) not materially more favorable to the lenders or holders providing such Incremental Equivalent Debt than those applicable to the Senior Secured Credit Facilities when taken as a whole (other than covenants or other provisions applicable only to periods after the latest maturity date of the Senior Secured Credit Facilities at the time of incurrence of such Indebtedness) or (y) otherwise on current market terms for such type of indebtedness.

Refinancing Facilities:	The Senior Secured Credit Documentation will permit the Borrowers to refinance loans under the B Term Loan Facilities, commitments under the Revolving Credit Facility or any Incremental Facility from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”), new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”) or additional series of senior unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on a pari passu or junior basis with the Facilities (and such notes or loans, “Refinancing Notes”), respectively, under the Senior Secured Credit Documentation with the consent of the Borrowers, the Administrative Agent and the institutions providing such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes; provided that (i) customary intercreditor agreements in form and substance acceptable to the Administrative Agent and the Borrowers are entered into, (ii) any Refinancing Facility or Refinancing Notes does not mature prior to the maturity date of the loans or commitments under the Facilities being so refinanced, or in the case of any Refinancing Term Facility or Refinancing Notes, have a shorter weighted average life than the loans under the B Term Loan Facility being so refinanced, (iii) any Refinancing Facilities or Refinancing Notes that are to be second lien facilities will be secured on a subordinated basis to the Facilities and to the obligations under any senior secured notes, (iv) the principal amount of any Refinancing Facilities or Refinancing Notes shall not exceed the amount of the Facilities being so refinanced (other than fees and expenses incurred in connection with such Refinancing Facilities or such Refinancing Notes) and (v) the other terms and conditions of such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing and optional prepayment terms) are substantially identical to, or (taken as a whole) are not materially more favorable to the lenders providing such Refinancing Facilities or Refinancing Notes than, those applicable to the Facilities being refinanced (except for covenants or other provisions applicable only to the period after the latest final maturity date of the Facility being refinanced)

Guaranties:	Each direct and indirect Material Subsidiary (to be defined in a manner consistent with the Documentation Principles, and in any event including (x) each Borrower with respect to the direct obligations of each other Borrower under the Senior Secured Credit Facilities and (y) the Company and each of its subsidiaries which is a guarantor under the Existing Credit Agreement) (each, a “Guarantor” and, collectively, the “Guarantors”) shall be required to provide an unconditional guaranty (collectively, the “Guaranties”) of (i) all amounts owing under the Senior Secured Credit Facilities, (ii) the obligations of the Borrowers and their respective restricted subsidiaries under interest rate and/or foreign currency swaps or similar agreements with a Lender or its affiliates (the “Secured Hedging Agreements”) and (iii) the obligations of the Borrowers and the Guarantors arising in connection with banking services, including (a) credit cards for commercial customers, (b) stored value cards and (c) treasury management services, in each case provided by a Lender or its affiliates (“Banking Services Obligations”) (other than, in the case of a Guaranty by any Borrower, its own primary obligations under the Senior Secured Credit Facilities or Bank Services Obligations and any Secured Hedging Agreement to which it is a party). Such Guaranties shall be in form and substance consistent with the Documentation Principles and shall be guarantees of payment and not of collection.

Security:

All amounts owing under the Senior Secured Credit Facilities, the Secured Hedging Agreements and Banking Services Obligations (and all obligations under the Guaranties) will be secured by (x) a first priority perfected security interest (or hypothec, as applicable) in all stock, other equity interests and promissory notes owned by the Borrowers and the Guarantors, and (y) a first priority perfected security interest (or hypothec, as applicable) in all other tangible and intangible assets (including, without limitation, receivables, inventory, equipment, contract rights, securities, patents, trademarks, other intellectual property, cash, bank and securities deposit accounts, real estate and leasehold interests) owned by the Borrowers and the Guarantors (all of the foregoing, the “Collateral”); provided that the Collateral shall be subject to exclusions and limitations consistent with the Documentation Principles.

All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance satisfactory to the Administrative Agent, and shall be consistent with the Documentation Principles. The creation and perfection of Collateral consisting of assets of non-U.S. Loan Parties shall be subject to Agreed Security Principles consistent with the Documentation Principles.

Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Security” section shall be, as of the Closing Date, subject to the Funds Certain Provisions.

CAM Sharing Requirements:	To the extent requested by the Lead Arrangers, the Senior Secured Credit Documentation shall contain customary “CAM” provisions requiring, upon the occurrence of (x) a bankruptcy or insolvency Event of Default (as defined below) with respect to any Borrower or (y) any acceleration of the Loans, then each Lender under all or certain tranches having different Borrowers shall purchase and sell undivided participating interests in the outstanding Loans and other extensions of credit under each such tranche in such amounts so that each such Lender shall share pro rata in all outstanding Loans and other extensions of credit of each Borrower under each such tranche.

Documentation:	The Senior Secured Credit Documentation shall be initially drafted by counsel for the Borrowers and shall contain the terms set forth in this Exhibit B (subject to the “market flex” provisions in the Fee Letter) and, to the extent any other terms are not expressly set forth in this Exhibit B, will (i) be negotiated promptly in good faith and taking into account the timing of the syndication of the Senior Secured Credit Facilities (including the Amendment), and (ii) contain only those conditions, representations, events of default and covenants set forth in this Exhibit B and such other terms as the Borrowers and the Lead Arrangers shall reasonably agree; it being understood and agreed that the Senior Secured Credit Documentation shall be based on, and substantially consistent with the Existing Credit Agreement (and the related security, pledge, collateral and guarantee agreements executed and/or delivered in connection therewith), as modified by the terms set forth herein and subject to (i) exceptions that give effect to and/or permit the Transactions as set forth on Annex 1 to the Fee Letter (the “Required Amendment List”), (ii) increases to certain baskets, thresholds and exceptions to be agreed in light of the Consolidated EBITDA, total assets and leverage level of the Borrowers and their subsidiaries after giving effect to the Transactions; provided that if an Amendment to the Existing Credit Agreement has become effective prior to the launch of syndication of the Senior Secured Credit Facilities, any such increases shall be limited to those agreed to in such Amendment, (iii) such other modifications to reflect the operational and strategic requirements of the Borrowers and their subsidiaries (after giving effect to the Transactions) in light of their size, industry (and risks and trends associated therewith), geographic locations, businesses, business practices, operations, financial accounting and the Projections, (iv) modifications to reflect changes in law or accounting standards since the date of the Existing Credit Agreement and (v) modifications to reflect reasonable administrative, agency and operational requirements of the Administrative Agent or additional similar customary provisions required by the policies of the Lead Arrangers (collectively, the “Documentation Principles”).

Optional Commitment Reductions:	The unutilized portion of the total commitments under the Revolving Credit Facility may, upon three business days’ notice, be reduced or terminated by the Borrowers without penalty in amounts that are an integral multiple of $5.0 million and not less than $10.0 million.

Voluntary Prepayments:	Voluntary prepayments may be made at any time on three business days’ notice in the case of LIBOR Loans, or one business days’ notice in the case of Base Rate Loans (or same day notice in the case of Swingline Loans), without premium or penalty (except as otherwise provided under the heading “Prepayment Fee” below), in minimum principal amounts to be mutually agreed; provided that voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Each voluntary prepayment of Revolving Loans shall be applied on a pro rata basis to the Revolving Loans then outstanding, and each voluntary prepayment of B Term Loans shall be applied as directed by the Lux Borrower.

Mandatory Prepayments and Commitment Reductions:

Mandatory prepayments of B Term Loans shall be required from (a) 100% (with a step down to 50% based upon the achievement and maintenance of a Total Leverage Ratio of less than or equal to 4.00:1.00) of the proceeds (net of taxes and costs and expenses in connection with the sale) from asset sales by the Company and its restricted subsidiaries (including sales of equity interests of any subsidiary of the Company but subject to the mandatory prepayment of Asset Sale Bridge Loans set forth below with respect to the AMS Asset Sales (as defined below)) that are not otherwise specifically permitted pursuant to the Senior Secured Credit Documentation in excess of $50.0 million in any fiscal year of the Company, but subject to certain ordinary course and reinvestment exceptions consistent with the Documentation Principles, (b) 100% (with a step down to 50% based upon the achievement and maintenance of a Total Leverage Ratio of less than or equal to 4.00:1.00) of the proceeds of insurance recovery and condemnation events of the Company or any restricted subsidiary having fair market value immediately prior to such event greater than $50.0 million, but subject to certain ordinary course and reinvestment exceptions consistent with the Documentation Principles, (c) 100% of the net proceeds from issuances or incurrences of debt (with appropriate exceptions consistent with the Documentation Principles, including in any event debt permitted to be incurred pursuant to the Senior Secured Credit Documentation (other than “credit agreement refinancing indebtedness”) and any refinancing of the Senior Bridge Facility with an issuance of permanent Senior Notes) by the Company and its restricted subsidiaries and (d) in each fiscal year following the first full fiscal year of the Company to occur after the Closing Date, 50% of Excess Cash Flow (as defined in Annex B-I) for the prior fiscal year with a step down to 25% upon the achievement and maintenance of a Total Leverage Ratio of less than or equal to 4.50:1.00 and a further step down to 0% upon the achievement and maintenance of a Total Leverage Ratio of less than or equal to 4.00:1.00.

All mandatory prepayments of B Term Loans made pursuant to clauses (a) through (c), inclusive, above will, subject to the provisions described under the heading “Waivable Prepayments” below, be applied (i) first to prepay the next eight scheduled principal payments in respect of each of the B-1 Term Loans and the B-2 Term Loans on a pro rata basis in the direct order of maturity and (ii) second to prepay the remaining scheduled principal payments in respect of the B-1 Term Loans and the B-2 Term Loans on a pro rata basis, except that all prepayments resulting from the incurrence of any refinancing indebtedness permitted by the Senior Secured Credit Documentation shall be applied to prepay any remaining scheduled principal payments in respect of the applicable B Term Loans on a pro rata basis. If at any time the outstandings pursuant to the Revolving Credit Facility (including Letter of Credit outstandings and Swingline Loans) exceed the aggregate commitments with respect thereto, prepayments of Revolving Loans and/or Swingline Loans (and/or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess.

With respect to the proceeds received from the sale of American Medical Systems, LLC and its related businesses (the “AMS Asset Sales”), mandatory prepayments of Asset Sale Bridge Loans shall be required as set forth in Exhibit D with respect to 100% of such proceeds (net of taxes and costs and expenses in connection with the sale) prior to any of the B Term Loans until the Asset Sale Bridge Loans are repaid in full.

Notwithstanding the foregoing, the Senior Secured Credit Documentation will provide that, in the event that any indebtedness, including any Incremental Equivalent Debt, that is secured on an equal priority basis (but without regard to the control of remedies) with the Senior Secured Credit Facilities, shall be issued or incurred, such indebtedness may share no more than ratably in any prepayments required by the foregoing provisions of clauses (a) through (c), inclusive, above.

Waivable Prepayments:	Lenders holding B Term Loans shall have rights to waive their share of voluntary prepayments and mandatory prepayments (excluding scheduled amortizations) of B Term Loans as otherwise required above on terms consistent with the Documentation Principles (in which case the amounts so waived shall be retained by the Borrowers).

Prepayment Fee:	The occurrence of any Repricing Event (as defined below) prior to the date occurring six months after the Closing Date will require payment of a fee (the “Prepayment Fee”) in an amount equal to 1.00% of the aggregate principal amount of the B-1 Term Loans or B-2 Term Loans subject to such Repricing Event.

As used herein, the term “Repricing Event” shall mean the prepayment or refinancing of any of B Term Loans with the incurrence by any Loan Party of any indebtedness incurred for the primary purpose (as reasonably determined by the Borrowers) of lowering the “effective yield” of the applicable B Term Loans. A Repricing Event shall also include any amendment to the Senior Secured Credit Documentation that reduces the “effective yield” of such B Term Loans. Notwithstanding the foregoing, in no event shall any prepayment or repayment of any B Term Loans in connection with a change of control or an acquisition not permitted by the terms of the Senior Secured Credit Documentation constitute a Repricing Event.

Interest Rates:

At the Borrowers’ option U.S. dollar denominated Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate (or, in the case of the B Term Loans only, if greater at any time, the Base Rate Floor (as defined below)) in effect from time to time plus the Applicable Margin (as defined below) or (y) LIBOR Loans, which shall bear interest at LIBOR (adjusted for statutory reserve requirements) as determined by the Administrative Agent for the respective interest period (or, in the case of the B Term Loans only, if greater at any time, the LIBOR Floor (as defined below)), plus the Applicable Margin; provided that all Swingline Loans shall bear interest based upon the Base Rate. Interest rates with respect to Revolving Loans and other extensions of credit under the Revolving Credit Facility denominated in permitted currencies other than U.S. dollars shall be determined in a manner consistent with the Documentation Principles and the Applicable Margins contained herein.

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of B-1 Term Loans (A) maintained as Base Rate Loans, 1.75%, and (B) maintained as LIBOR Loans, 2.75%; (ii) in the case of B-2 Term Loans (A) maintained as Base Rate Loans, 2.25%, and (B) maintained as LIBOR Loans, 3.25%; (iii) in the case of Revolving Loans (A) maintained as Base Rate Loans, 1.50%, and (B) maintained as LIBOR Loans, 2.50%; (v) in the case of Swingline Loans, 1.50%; and (iv) in the case of any Incremental Term Loans incurred pursuant to an Incremental Term Loan Facility (other than any such loans which are added to (and form part of) the B-2 Term Loan Facility, all of which shall have the same Applicable Margins as provided in the preceding clause (ii), as the same may be adjusted as provided below), such rates per annum as may be agreed to among the Borrower and the Lender(s) providing such Incremental Term Loans; provided that (1)

the “Applicable Margin” for B-2 Term Loans shall be subject to adjustment as provided in clause (vii)(1) of the proviso appearing in the first sentence of the section hereof entitled “Uncommitted Incremental Facilities”); and (2) the Applicable Margin for Revolving Loans and Swingline Loans shall be subject to quarterly step-downs (but, in any event, not commencing until the delivery of the Company’s financial statements in respect of its fiscal quarter ending June 30, 2015) in accordance with the following table:

Secured Leverage Ratio	LIBOR Spread for Revolving Loans	Base Rate Spread for Revolving Loans	Spread for Swingline Loans
<1.50x	1.75%	0.75%	0.75%
≥ 1.50x but < 2.25x	2.25%	1.25%	1.25%
≥ 2.25x but < 3.00x	2.50%	1.50%	1.50%
≥ 3.00x	2.75%	1.75%	1.75%

Notwithstanding the foregoing, if the Required Amendments become effective, the Applicable Margin for the Revolving Loans and Swingline Loans shall be the applicable margin set forth in the Existing Credit Agreement.

“Base Rate” shall mean the highest of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the overnight federal funds rate, and (z) LIBOR for an interest period of one month plus 1.00%.

“Base Rate Floor” shall mean 1.75% per annum (as such percentage may be adjusted upward as contemplated by clause (vii)(1) of the section hereof entitled “Uncommitted Incremental Facilities” above).

“LIBOR Floor” shall mean 0.75% per annum (as such percentage may be adjusted upward as contemplated by clause (vii)(1) of the section hereof entitled “Uncommitted Incremental Facilities” above).

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all Lenders with commitments and/or Loans under a given tranche of the Senior Secured Credit Facilities, 12 months, shall be available in the case of LIBOR Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Default Interest:	Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans (in the case of U.S. dollar denominated Loans). Such interest shall be payable on demand.

Yield Protection:

The Senior Secured Credit Facilities shall include customary protective provisions (consistent with the Documentation Principles) for such matters as capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes (it being understood that, for purposes of determining increased costs arising in connection with a change in law, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, and all requests, rules, guidelines or directives promulgated under, or issued in connection with, either of the foregoing shall be deemed to have been introduced or adopted after the date of the Senior Secured Credit Documentation, regardless of the date enacted, adopted or issued); provided that amount shall only be payable by the Borrowers to the extent the applicable lender is imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities.

The Borrowers shall have the right to replace any Lender that charges amounts with respect to contingencies described in the immediately preceding sentence.

Commitment Fee:	A commitment fee (the “Commitment Fee”), at a per annum rate of 0.50%, on the daily undrawn portion of the commitments of each Lender under the Revolving Credit Facility (for such purpose, disregarding outstanding Swingline Loans as a utilization of the Revolving Credit Facility), will commence accruing on the Closing

Date and will be payable quarterly in arrears; provided that the commitment fee rate shall be subject to quarterly adjustment (but, in any event, not commencing until the delivery of the Company’s financial statements in respect of its fiscal quarter ending June 30, 2015) in accordance with the following table:

Secured Leverage Ratio	Commitment Fee Rate
<1.50x	0.30%
≥ 1.50x but < 2.25x	0.35%
≥ 2.25x but < 3.00x	0.35%
≥ 3.00x	0.50%

Notwithstanding the foregoing, if the Required Amendments become effective, the Commitment Fee shall be the fee set forth in the Existing Credit Agreement.

Letter of Credit Fees:	A letter of credit fee equal to the Applicable Margin for Revolving Loans maintained as LIBOR Loans on the outstanding stated amount of Letters of Credit (the “Letter of Credit Fee”) to be shared proportionately by the Lenders under the Revolving Credit Facility in accordance with their participation in the respective Letter of Credit, and a facing fee in an amount equal to 0.125% of the outstanding stated amount of each Letter of Credit (the “Facing Fee”) to be paid to the issuer of each Letter of Credit for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof. Letter of Credit Fees and Facing Fees shall be payable quarterly in arrears. In addition, the issuer of a Letter of Credit will be paid its customary administrative charges in connection with Letters of Credit issued by it.

Agent/Lender Fees:	The Administrative Agent, the Lead Bank Arrangers and the Lenders shall receive such fees as have been separately agreed upon.

Conditions Precedent:	A.	To Initial Loans: Those conditions precedent set forth herein, in Section 5 of the Commitment Letter and on Exhibit E to the Commitment Letter.

	B.	To All Loans and Letters of Credit The making of each loan or the issuance of a letter of credit after the Closing Date shall be conditioned solely upon:

	(i)	Except as described under clause (ii) to the proviso to the first paragraph under the section above entitled “Uncommitted Incremental Facilities”, all representations and warranties of (or with respect to) the Company and the Borrowers set forth in the Senior Secured Credit Documentation shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct) on and as of the date of such borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects, other than to the extent qualified by materiality or “Material Adverse Effect”, in which case such representation and warranty shall be true and correct on and as of such earlier date.

	(ii)	Except as described under clause (i) of the proviso to the section above entitled “Uncommitted Incremental Facilities”, no default under the Senior Secured Credit Facilities shall have occurred and be continuing.

Representations and Warranties:	Representations and warranties (applicable to the Company and its restricted subsidiaries) will be consistent with the Documentation Principles and limited to the following, in each case with exceptions and qualifications consistent with the Documentation Principles: (i) corporate status, (ii) power and authority, (iii) due authorization, execution and delivery and enforceability, (iv) no violation or conflicts with laws, contracts or charter documents, (v) governmental approvals, (vi) financial statements, (vii) absence of a Material Adverse Change (to be defined in the Senior Secured Credit Documentation in a manner consistent with the Documentation Principles), (viii) solvency of the Company and its subsidiaries taken as a whole, (ix) absence of material litigation, (x) true and complete disclosure, (xi) compliance with Margin Regulations, (xii) tax returns and payments, (xiii) compliance with ERISA, environmental law, general statutes, etc., (xiv) ownership of property, (xv) creation, validity, perfection and priority of security interests under Security Agreements, (xvi) inapplicability of Investment Company Act, (xvii) employment and labor relations, (xviii) liens, (xix) intellectual property, (xx) PATRIOT Act/ “know your customer” laws, (xxi) FCPA, OFAC/anti-terrorism laws (to the extent applicable) and (xxii) certain Luxembourg Regulatory Matters (consistent with the Documentation Principles).

Covenants:

Affirmative, negative and financial covenants will be consistent with the Documentation Principles and limited to the following, in each case, with exceptions and qualifications consistent with the Documentation Principles:

(a) Affirmative Covenants - (i) Financial statements and other information (including, without limitation, unaudited quarterly and audited annual financial statements for the Company and its restricted subsidiaries on a consolidated basis (in accordance with US GAAP; provided that the Company may, after the Closing Date, elect to change its financial reporting from GAAP to IFRS pursuant to terms consistent with the Documentation Principles) and projections prepared by management of the Company and provided on an annual basis, and, in the case of audited annual financial statements, accompanied by an opinion of a nationally recognized accounting firm (which opinion shall not be subject to any qualification as to “going concern” or scope of the audit, but that may contain a “going concern” statement that is solely due to the impending maturity of the Senior Secured Credit Facilities scheduled to occur within one year); (ii) notice of defaults, material litigation and other material events; (iii) preservation of corporate existence, rights (charter or statutory), franchises, permits, licenses and approvals; (iv) payment of taxes and other obligations; (v) maintenance of properties and insurance; (vi) keeping of proper books and records in accordance with generally accepted accounting principles; (vii) visitation and inspection rights; (viii) compliance with laws and material contractual obligations; (ix) use of proceeds; (x) subsidiary guarantors, pledges, additional collateral, further assurances; (xi) designation of subsidiaries as “unrestricted subsidiaries” or “restricted subsidiaries”; and (xii) commercially reasonable efforts to maintain ratings (but not a specific rating).

(b) Negative Covenants - Restrictions on (i) liens; (ii) debt (including guaranties and other contingent obligations), with exceptions consistent with the Documentation Principles and including, in any event, the Senior Notes and/or the Senior Bridge Facility, the Asset Sale Bridge Facility and unsecured indebtedness (“Permitted Unsecured Indebtedness”) subject to compliance with a Total Leverage Ratio no greater than 6.50:1.00 on a pro forma basis; (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of property and assets (including sale-leaseback transactions); (v) loans, acquisitions, advances, guarantees and other investments; (vi) restricted payments; (vii) restrictive agreements; (viii) transactions with affiliates; (ix) swap agreements; (x) amending or otherwise modifying subordinated debt documents, (xi) changes in fiscal year; (xii) changes in the nature of business; and (xiii) a passive holding company covenant applicable to the Parent.

(c) Financial Covenants. The following financial covenants (the “Financial Covenants”) (with financial definitions to be consistent with the Documentation Principles):

•     Maintenance of a maximum Secured Leverage Ratio of Consolidated Secured Debt to Consolidated EBITDA, not to exceed the greater of (i) 3.25 to 1.00 and (ii) a level that reflects a cushion of 35% from the model to be delivered by the Company in connection with the Confidential Information Memorandum, with step-downs of 0.25x on each of the 18 month anniversary of the Closing Date and the 30th month anniversary of the Closing Date, it being understood and agreed that the Secured Leverage Ratio (and all other leverage ratio calculations hereunder) shall be calculated net of up to $400.0 million of unrestricted and unencumbered cash and cash equivalents of the Borrowers and the Guarantors; provided that so long as any Asset Sale Bridge Loan shall remain outstanding, the required maximum level of Secured Leverage Ratio of Consolidated Secured Debt to Consolidated EBITDA shall be increased by 0.50x.

•     Maintenance of a minimum Interest Coverage Ratio of 2.50 to 1.00.

The Financial Covenants will be tested on a quarterly basis and calculated on a consolidated basis for the Company and its restricted subsidiaries for each consecutive four fiscal quarter period.

Unrestricted Subsidiaries:	The Senior Secured Credit Documentation will contain provisions pursuant to which, subject to no default or event of default, limitations on investments, pro forma compliance with the Financial Covenants and other conditions consistent with the Documentation Principles, the Borrowers will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. The designation of any subsidiary as an

“unrestricted” subsidiary shall constitute an investment for purposes of the investment covenant in the Senior Secured Credit Documentation, and the designation of any unrestricted subsidiary as a restricted subsidiary shall be deemed to be an incurrence of indebtedness and liens by a restricted subsidiary of any outstanding indebtedness or liens, as applicable, of such unrestricted subsidiary for purposes of the Senior Secured Credit Documentation. With limited exceptions consistent with the Documentation Principles, unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or events of default provisions of the Senior Secured Credit Documentation, and the cash held by, the results of operations, indebtedness and interest expense of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the Financial Covenants or financial tests contained in such Senior Secured Credit Documentation.

Events of Default:

Events of Default (to be applicable to the Company and its restricted subsidiaries) shall be consistent with the Documentation Principles and limited to the following, in each case, with exceptions and qualifications consistent with the Documentation Principles: (i) nonpayment of principal when due or interest, fees or other amounts after a grace period to be mutually agreed; (ii) failure to perform or observe covenants set forth in Senior Secured Credit Facilities, subject (where consistent with the Documentation Principles) to notice and an appropriate grace period; (iii) any representation or warranty proving to have been incorrect in any material respect (or, in any respect, if qualified by materiality) when made or confirmed; (iv) cross-defaults and cross-acceleration to other indebtedness in an amount consistent with the Documentation Principles; (v) bankruptcy, insolvency proceedings, etc. (with a grace period for involuntary proceedings consistent with the Documentation Principles); (vi) inability to pay debts, attachment, etc.; (vii) failure to pay or discharge monetary judgments in an amount consistent with the Documentation Principles; (viii) customary ERISA defaults; (ix) actual or asserted invalidity of Senior Secured Credit Documentation or impairment of security interests in the Collateral; and (x) Change of Control (as defined below).

“Change in Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Closing Date), of equity interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) the occurrence of a change of control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (to be defined in a manner consistent with the Documentation Principles) (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing); or (c) any of (i) the Company ceasing to be a direct wholly owned subsidiary of the Parent and (ii) any Borrower ceasing to be an indirect wholly-owned subsidiary of the Parent.

Assignments and Participations:	Neither the Borrowers nor any Guarantor may assign their rights or obligations under the Senior Secured Credit Facilities. Any Lender may assign, and may sell participations in, its rights and obligations under the Senior Secured Credit Facilities (but not to Disqualified Lenders), (x) in the case of participations, (i) subject to customary restrictions on the voting rights of the participants and restrictions on participations to the Borrowers and its affiliates consistent with the Documentation Principles and (ii) provided that the list of Disqualified Lenders provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) must be posted to all Lenders (and the Administrative Agent shall have the express authority to do so), and the Administrative Agent shall further have the express authority to provide the DQ List to each Lender requesting the same and (y) in the case of assignments, to limitations consistent with the Documentation Principles (including (i) a minimum assignment amount consistent with the Documentation Principles (or, if less, the entire amount of such assignor’s commitments and outstanding Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent, (iii) restrictions on assignments except in connection with a Permitted Buy-Back (as defined below), to the Borrowers and their affiliates), (iv) the receipt of the consent of the Administrative Agent (not to be unreasonably withheld), (v) the receipt of the consent of the applicable Borrower (such consent, in any such case, not to be unreasonably withheld); provided that the applicable Borrower’s consent shall not be so required if (x) such assignment is to any Lender (or, if in respect of the Revolving Credit Facility, another Lender under the Revolving Credit Facility), its affiliates or an “approved fund” of a Lender, (y) a payment or bankruptcy event of default exists under the Senior Secured Credit Facilities or (z) except in the case of the Revolving Credit Facility, the Successful Syndication of the Senior Secured Credit Facilities has not occurred; provided, further, that such consent of the applicable Borrower shall be deemed to have been given if such Borrower has not responded within ten business days of a request for such consent, and (vi) in the case of the assignment of any commitments under the Revolving Credit Facility, the consent of the Swingline Lender and each issuing Lender of a Letter of Credit (such consent, in each case, not to be unreasonably withheld)). The Senior Secured Credit Facilities shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Senior Secured Credit Facilities and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment and/or Loans, as applicable. Assignments will be by novation and will not be required to be pro rata among the Senior Secured Credit Facilities.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of the Senior Secured Credit Documentation relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

The Senior Secured Credit Documentation shall also provide that B Term Loans may be purchased by, and assigned to, the Borrowers on a non-pro rata basis through Dutch auctions open to all Lenders with B Term Loans of the respective tranche on a pro rata basis in accordance with procedures and subject to conditions consistent with the Documentation Principles (any such purchase and assignment, a “Permitted Buy-Back”).

Waivers and Amendments:	Amendments and waivers of the provisions of the Senior Secured Credit Documentation will require the approval of Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the Senior Secured Credit Facilities (the “Required Lenders”), except that, consistent with the Documentation Principles, (a) the consent of each Lender directly affected thereby will be required with respect to (i) increases in commitment amounts of such Lender, (ii) reductions of principal, interest or fees owing to such Lender, (iii) extensions of scheduled payments of any Loans (including at final maturity) of such Lender or times for payment of interest or fees owing to such Lender, and (iv) modifications to the pro rata sharing and payment provisions, (b) the consent of all of the Lenders shall be required with respect to (i) releases of all or substantially all of the collateral or the value of the Guaranties provided by the Guarantors taken as a whole, and (ii) modifications to the assignment provisions or the voting percentages and (c) class voting rights for Lenders under each affected tranche of the Senior Secured Credit Facilities shall be required for certain types of amendments and waivers; provided that if any of the matters described in clause (a) or (b) above is agreed to by the Required Lenders, the Borrowers shall have the right to substitute any non-consenting Lender by having its Loans and commitments assigned, at par, to one or more other institutions, subject to the assignment provisions described above, subject to repayment in full of all obligations of the Borrowers owed to such Lender relating to the Loans and participations held by such Lender together with the payment by the Borrower to each non-consenting Lender of the applicable Prepayment Fee (if such assignment or repayment occurs prior to the date occurring six months after the Closing Date.

The Senior Secured Credit Documentation will contain customary “amend and extend” provisions consistent with the Documentation Principles pursuant to which the Borrowers may extend commitments and/or outstandings with only the consent of the respective consenting Lenders; provided that it is understood that no existing Lender will have any obligation to commit to any such extension.

Defaulting Lenders:	If any Lender under the Revolving Credit Facility becomes a Defaulting Lender (to be defined on terms consistent with the Documentation Principles) at any time, then, so long as no default or event of default then exists, the exposure of such Defaulting Lender with respect to Swingline Loans and Letters of Credit will automatically be reallocated among the non-Defaulting Lenders under the Revolving Credit Facility pro rata in accordance with their commitments under the Revolving Credit Facility up to an amount such that the aggregate credit exposure of such non-Defaulting Lender under the Revolving Credit Facility does not exceed its commitment thereunder. In the event such reallocation does not fully cover the exposure of such Defaulting Lender (or such reallocation is not then permitted), the Swingline Lender or applicable issuing Lender may require the applicable Borrower(s) to repay or cash collateralize, as applicable, such “uncovered” exposure in respect of the Swingline Loans or Letter of Credit outstandings, as the case may be, and will have no obligation to make new Swingline Loans or issue new Letters of Credit, as applicable, to the extent such Swingline Loans or Letter of Credit outstandings, as applicable, would exceed the commitments of the non-Defaulting Lenders under the Revolving Credit Facility.

Indemnification; Expenses:	The Senior Secured Credit Documentation will contain customary indemnities for the Administrative Agent, the Lead Bank Arrangers, the Lenders and their respective affiliates’ employees, directors, officers and agents and consistent with the Documentation Principles.

The Senior Secured Credit Documentation will require the Borrowers to pay all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lead Bank Arrangers associated with the syndication of the Senior Secured Credit Facilities and the preparation, execution, delivery and administration of the Senior Secured Credit Documentation and any amendment or waiver with respect thereto and in connection with the enforcement of the Senior Secured Credit Documentation, in each case on terms consistent with the Documentation Principles.

Notwithstanding the foregoing, the Borrowers shall not be responsible for the fees and expenses of more than one counsel to the Agents (and up to one local counsel in each applicable jurisdiction and regulatory counsel) and one counsel for all of the other Lenders (and up to one local counsel in each applicable jurisdiction and regulatory counsel), unless a Lender or its counsel determines that it would create actual or potential conflicts of interest to not have individual counsel, in which case each Lender may have its own counsel which shall be reimbursed in accordance with the foregoing.

Governing Law and Forum; Submission to Exclusive Jurisdiction:	All Senior Secured Credit Documentation shall be governed by the internal laws of the State of New York (except guarantees and security documentation that the Administrative Agent determines should be governed by local or foreign law). The Borrowers and the Guarantors will submit to the exclusive jurisdiction and venue of any New York State court or Federal court sitting in the County of New York, Borough of Manhattan, and appellate courts thereof (except to the extent the Administrative Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment).

Counsel to Administrative Agent and Lead Bank Arrangers:	Latham & Watkins LLP.

ANNEX B-I

Excess Cash Flow

“Excess Cash Flow” means, for any period, the remainder (if positive) of (a) the sum of, without duplication, (i) Consolidated Net Income for such period, (ii) the decrease, if any, in Consolidated Working Capital from the first day to the last day of such period (other than any such decreases arising from Permitted Acquisitions or dispositions of any person by the Company or any of its restricted subsidiaries), (iii) the amount of expenses for taxes paid or accrued to the extent same reduced Consolidated Net Income for such period, (iv) any expense related to Swap Agreements which decreased Consolidated Net Income for such period, (v) non-cash charges, losses or expenses deducted in calculating Consolidated Net Income such period, (vi) cash charges or expenses reducing Consolidated Net Income during such period in respect of expenditures for which a deduction from Excess Cash Flow was made in a prior period and (vii) items not included in Excess Cash Flow in a previous period as items that were committed to be spent in a future period which are not actually spent during the subsequent period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures in cash made (or committed to be made in the next succeeding period) by the Company and its restricted subsidiaries not expensed during such period (other than to the extent made with proceeds of long-term Indebtedness), (ii) the aggregate amount of permanent principal repayments of Indebtedness of the Company and its restricted subsidiaries (including (x) the principal component of payments made on Capital Lease Obligations of the Company and its restricted subsidiaries during such period and (y) the aggregate principal amount of any mandatory prepayment of Term Loans pursuant to Section 2.11(c)(1), to the extent required due to the circumstances described in clauses (a) or (b) of the definition of “Prepayment Event” that resulted in an increase to Consolidated Net Income and not in excess of such increase), but excluding (A) all repayments and prepayments of Term Loans (other than payments required pursuant to Section 2.10 and mandatory prepayments described in clause (y) of the foregoing parenthetical), (B) all repayments and prepayments of Revolving Loans, Swingline Loans or loans under any Incremental Revolving Commitment (each as defined in the Existing Credit Agreement) or other revolving credit or similar facility unless such prepayments are accompanied by a corresponding permanent reduction of the related revolving or similar commitments and (C) any such repayments and prepayments to the extent made with proceeds of long-term Indebtedness, (iii) the increase, if any, in Consolidated Working Capital from the first day to the last day of such period (other than any such increase in Consolidated Working Capital arising from a Permitted Acquisition or disposition of any person by the Company and/or any of its restricted subsidiaries), (iv) to the extent included or not deducted in calculating Consolidated Net Income, the aggregate amount of all cash payments made in respect of all Permitted Acquisitions and other Investments (including earn-out obligations, working capital or similar adjustments paid in connection therewith and in connection with acquisitions or Investments consummated prior to the Closing Date (as defined in this Commitment Letter)) permitted by Section 6.04 consummated (or committed or budgeted to be consummated in the next succeeding period) by the Company and its restricted subsidiaries (other than intercompany Investments

B-I-1

among the Company and its restricted subsidiaries or Investments in cash or Permitted Investments) during such period or prior to the applicable Excess Cash Payment Date, except to the extent financed with long-term Indebtedness, (v) to the extent not expensed or not deducted in calculating Consolidated Net Income, the aggregate amount of any premium, make-whole or penalty payments actually paid, except to the extent financed with long-term Indebtedness during such period that are required to be made in connection with any prepayment of Indebtedness, (vi) cash payments by the Company and its restricted subsidiaries during such period in respect of long-term liabilities of the Company and its restricted subsidiaries other than Indebtedness, except to the extent financed with long-term Indebtedness, (vii) cash expenditures for costs and expenses in connection with acquisitions or dispositions and the issuance of Equity Interests or Indebtedness or amendments or modifications to any Indebtedness to the extent not deducted in arriving at such Consolidated Net Income (in each case, including any such transactions undertaken but not completed), except to the extent financed with long-term Indebtedness, (viii) the aggregate amount of expenditures actually made by the Company and its restricted subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, (ix) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset (so long as any related amortization or expense in a future period shall be added back in the calculation of Excess Cash Flow in such future period), (x) reimbursable or insured expenses incurred during such fiscal year to the extent that reimbursement has not yet been received (in which case the respective reimbursement shall increase Excess Cash Flow in the period in which it is received), (xi) the aggregate amount of taxes actually paid or payable by the Company and its restricted subsidiaries in cash during such period, (xii) to the extent not expensed or not deducted in calculating Consolidated Net Income, the aggregate amount of any permitted Restricted Payments actually made in cash during such period by the Company and by any Restricted Subsidiary to any Person other than the Company or other Restricted Subsidiaries, in each case, pursuant to Section 6.07, except to the extent financed with long term Indebtedness and (xiii) cash expenditures made in respect of Swap Agreements during such period. Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Company and its restricted subsidiaries on a consolidated basis.

Capitalized terms used in this Annex B-I but not otherwise defined in this Commitment Letter shall have the meanings assigned thereto in the Existing Credit Agreement. Section references used in this Annex B-I refer to such sections in the Existing Credit Agreement.

B-2

EXHIBIT C

Project Hawk

$2,275.0 Million Senior Bridge Facility

Summary of Principal Terms and Conditions1

Borrowers:	The Borrowers, on a joint and several basis.

Senior Bridge Administrative Agent:	Barclays will act as sole administrative agent (in such capacity, the “Senior Bridge Administrative Agent”) and Barclays and Deutsche Bank will act as syndication agents for a syndicate of banks, financial institutions and other lenders selected by the Senior Bridge Lead Arrangers in consultation with the Company (excluding any Disqualified Lenders) (each, a “Bridge Lender” and collectively, the “Bridge Lenders”), and will perform the duties customarily associated with such roles.

Senior Bridge Lead Arrangers and Book-Running Managers:	Barclays and DBSI will act as lead arrangers and book-running managers for the Senior Bridge Facility (the “Senior Bridge Lead Arrangers”), and will perform the duties customarily associated with such roles.

Senior Bridge Facility:	Senior unsecured bridge loans in an aggregate principal amount of up to $2,275.0 million (less the aggregate gross cash proceeds from any Senior Notes and/or equity securities (including without limitation, common equity, preferred equity or equity linked securities) in each case, issued on or prior to the Closing Date) (the “Senior Bridge Loans”).

Purpose:	The proceeds of the Senior Bridge Loans will be used on the Closing Date solely to finance, in part, the Acquisition and the Refinancing and to pay the Transaction Costs.

Availability:	The Bridge Lenders will make the Senior Bridge Loans on the Closing Date in a single drawing. Amounts borrowed under the Senior Bridge Facility that are repaid or prepaid may not be reborrowed.

Guarantees:	Each existing and subsequently acquired or organized guarantor of the Senior Secured Credit Facilities will guarantee (the “Guarantees”) the Senior Bridge Loans on a senior unsecured basis.

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit B thereto (the “Senior Secured Credit Facilities Term Sheet”)

Security:	None.

Interest Rates:

The Senior Bridge Loans shall bear interest, reset quarterly, at the rate of the Adjusted LIBOR plus 5.25% per annum (the “Interest Rate”) and such spread over Adjusted LIBOR shall automatically increase by 0.50% for each period of 90 days (or portion thereof) after the Closing Date that Senior Bridge Loans are outstanding; provided, however, that the interest rate determined in accordance with the foregoing shall not exceed the Total Bridge Loan Cap (as defined in the Fee Letter) (excluding interest at the default rate as described below).

“Adjusted LIBOR” on any date, means the greater of (i) 1.00% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a three-month period appearing on the LIBOR 01 page published by Reuters two business days prior to such date.

Upon the occurrence of a Demand Failure Event (as defined in the Fee Letter), the outstanding Senior Bridge Loans shall automatically begin to accrue interest at the Total Bridge Loan Cap.

Interest Payments:	Interest on the Senior Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the Interest Rate.

Conversion and Maturity:	Any outstanding amount under the Senior Bridge Loans will be required to be repaid in full on the earlier of (a) one year following the initial funding date of the Senior Bridge Loans (the “Bridge Loan Maturity Date”) and (b) the closing date of any permanent financing; provided, however, that if the Senior Notes Issuers have failed to raise permanent financing before the date set forth in (a) above, the Senior Bridge Loans shall be converted, subject to the conditions outlined under “Conditions to Conversion” on Annex C-1 hereto, to a senior unsecured term loan facility (the “Senior Extended Term Loans”) with a maturity of seven years after the Conversion Date (as defined in Annex C-I hereto). At any time or from time to time on or after the Conversion Date, upon reasonable prior written notice from the Bridge Lenders and in a minimum principal amount of at least $100.0 million, the Senior Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Senior Exchange Notes”) having an equal principal amount and having the terms set forth in Annex C-II hereto.

Mandatory Prepayments:	The Borrowers will prepay the Senior Bridge Loans, without premium or penalty, together with accrued interest to the prepayment date, with any of the following: (i) the net proceeds from the issuance of the Securities (as defined in the Fee Letter); provided that in the event any Bridge Lender or affiliate of a Bridge Lender purchases debt securities from the Senior Notes Issuers pursuant to a “Securities Demand” under the Fee Letter at an issue price above the level at which such Bridge Lender or affiliate has determined such Securities can be resold by such Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrowers thereof), the net proceeds received by the Senior Notes Issuers in respect of such Securities may, at the option of such Bridge Lender or affiliate, be applied first to repay the Senior Bridge Loans held by such Bridge Lender or affiliate (provided that if there is more than one such Bridge Lender or affiliate then such net proceeds will be applied pro rata to repay the Senior Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of Securities purchased from the Senior Notes Issuers) prior to being applied to prepay the Senior Bridge Loans held by other Bridge Lenders; (ii) the net proceeds from the issuance of any equity securities of the Parent or the Company (other than issuances pursuant to employee stock plans and other customary exceptions to be agreed); (iii) subject to customary exceptions to be mutually agreed and prepayment requirements under the Senior Secured Credit Facilities, the net proceeds from any other indebtedness (including subordinated indebtedness) incurred by the Company, the Borrowers or any of their respective subsidiaries; and (iv) subject to customary exceptions to be mutually agreed and prepayment requirements under the Senior Secured Credit Facilities, the net proceeds from asset sales by, and casualty events related to the property of, the Company or any of its restricted subsidiaries (including sales of equity interests of any subsidiary of the Company and excluding AMS Asset Sales).

Voluntary Prepayments:	The Senior Bridge Loans may be prepaid prior to the Bridge Loan Maturity Date, without premium or penalty, in whole or in part, upon written notice, at the option of the Borrowers, at any time, together with accrued interest to the prepayment date and break funding payments, if applicable (subject to any call protection resulting from a Demand Failure Event).

Change of Control:	In the event of a Change of Control, each Bridge Lender will have the right to require the Borrowers, and the Borrowers must offer, to prepay the outstanding principal amount of the Senior Bridge Loans plus accrued and unpaid interest thereon to the date of prepayment.

Assignments and Participations:

The Bridge Lenders shall have the right to assign their interest in the Senior Bridge Loans in whole or in part without the consent of the Borrowers; provided, however, that prior to the date that is one year after the Closing Date and unless a Demand Failure Event in respect of the Senior Bridge Loans has occurred or a payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrowers shall be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, DBNY and Barclays (together with their affiliates) would hold, in the aggregate, less than 50.1% of the outstanding Senior Bridge Loans.

The Bridge Lenders shall have the right to participate their interest in the Senior Bridge Loans without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to cost and yield protection, subject to customary limitations and restrictions.

Documentation:	The definitive financing documentation for the Senior Bridge Facility (the “Bridge Facility Documentation”), which shall be drafted initially by counsel for the Borrowers and shall contain the terms set forth in this Exhibit C and, to the extent any other terms are not expressly set forth in this Exhibit C, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date in coordination with the Acquisition Agreement and taking into account the timing of the syndication of the Senior Bridge Facility and (ii) shall contain only those conditions, representations, events of default and covenants set forth in this Exhibit C and such other terms as the Borrowers and the Senior Bridge Lead Arrangers shall reasonably agree; it being understood and agreed that the Bridge Facility Documentation shall be based on, and substantially consistent with that certain Indenture, dated as of January 29, 2015, governing the 6.00% Senior Notes due 2025 of Endo Limited, Endo Finance LLC and Endo Finco Inc. (the “Bridge Precedent Documentation”) (and the related guarantee agreements, purchase agreements and/or underwriting agreements executed and/or delivered in connection therewith) as modified by the terms set forth herein and subject to (i) exceptions that give effect to and/or permit the Transactions as set forth in the Required Amendment List, (ii) baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA, total assets and leverage level of the Borrowers and their subsidiaries (after giving effect to the Transactions), (iii) such other modifications to reflect the operational and strategic requirements of the Borrowers and their subsidiaries (after giving effect to the Transactions) in light of their size, total assets, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations, financial accounting, the disclosure schedules to the Acquisition Agreement and the Projections, (iv) modifications to reflect changes in law or accounting standards since the date of the Bridge Precedent Documentation, (v) modifications to reflect reasonable administrative agency requirements of the Senior Bridge Administrative Agent or additional similar customary provisions required by the policies of the Bridge Lead Arrangers, (vi) mechanical changes to reflect loan mechanics consistent with the Existing Credit Agreement and (vii) the inclusion of customary provisions requiring cooperation and assistance of the Borrowers in connection with the issuance of any Securities and compliance with any Securities Demand (collectively, the “Bridge Documentation Principles”).

Conditions Precedent to Borrowing:	The conditions precedent set forth in Section 5 of the Commitment Letter and on Exhibit E to the Commitment Letter.

Representations and Warranties:	The Senior Bridge Documentation will contain representations and warranties relating to the Company and its restricted subsidiaries substantially similar to those contained in the Senior Secured Credit Facilities, but in any event are no less favorable to the Borrowers than those in the Senior Secured Credit Facilities, including as to exceptions and qualifications.

Covenants:	The Senior Bridge Documentation will contain affirmative and negative covenants relating to the Company and its restricted subsidiaries as are substantially consistent with the Bridge Precedent Documentation after giving effect to the Bridge

Documentation Principles; it being understood and agreed that during the term of the Senior Bridge Loans, the debt incurrence, restricted payments and lien covenants will be more restrictive than those applicable to the Extended Term Loans. The Senior Bridge Documentation shall not contain any financial maintenance covenants.

Events of Default:	Customary for transactions of this type and consistent with the Bridge Documentation Principles, including, without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, judgments, cross acceleration of and failure to pay at final maturity other indebtedness aggregating an amount to be mutually agreed, subject to, in certain cases, notice and grace provisions and in any event will be no less favorable to the Borrowers than those in the Senior Secured Credit Facilities, including as to exceptions and qualifications.

Voting:	Amendments and waivers of the Senior Bridge Documentation will require the approval of Bridge Lenders holding at least a majority of the outstanding Senior Bridge Loans, except that the consent of each affected Bridge Lender will be required for, among other things, (i) reductions of principal, interest rates or fees, (ii) extensions of the Bridge Loan Maturity Date, (iii) additional restrictions on the right to exchange Senior Extended Term Loans for Senior Exchange Notes or any amendment of the rate of such exchange or (iv) any amendment to the Senior Exchange Notes that requires (or would, if any Senior Exchange Notes were outstanding, require) the approval of all holders of Senior Exchange Notes.

Cost and Yield Protection:	To conform to the Senior Secured Credit Facilities.

Expenses and Indemnification:	To conform to the Senior Secured Credit Facilities.

Governing Law and Forum; Submission to Exclusive Jurisdiction:	All Senior Bridge Documentation shall be governed by the internal laws of the State of New York (except guarantees that the Senior Bridge Administrative Agent determines should be governed by local or foreign law). The Borrowers and the guarantors will submit to the exclusive jurisdiction and venue of any New York State court or Federal court sitting in the County of New York, Borough of Manhattan, and appellate courts thereof (except to the extent the Senior Bridge Administrative Agent requires submission to any other jurisdiction in connection with the enforcement of any judgment).

Counsel to the Senior Bridge Administrative Agent and the Senior Bridge Lead Arrangers:	Latham & Watkins LLP.

ANNEX C-I

Senior Extended Term Loans

Borrowers:	Same as Senior Bridge Loans.

Guaranties:	Same as Senior Bridge Loans.

Facility:	Subject to “Conditions to Conversion” below, the Senior Bridge Loans will convert into senior unsecured extended loans (the “Senior Extended Term Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Senior Bridge Loans on the one year anniversary of the Closing Date (the “Conversion Date”). Subject to the conditions precedent set forth below, the Senior Extended Term Loans will be available to the Borrowers to refinance the Senior Bridge Loans on the Conversion Date. The Senior Extended Term Loans will be governed by the Senior Bridge Documentation and, except as set forth below, shall have the same terms as the Senior Bridge Loans.

Maturity:	Seven years from the Conversion Date (the “Final Maturity Date”).

Interest Rate:	The Senior Extended Term Loans shall bear interest, payable in cash semi-annually, in arrears at a fixed rate per annum equal to the Total Bridge Loan Cap.

Covenants, Events of Default and Prepayments:	From and after the Conversion Date, the covenants, events of default and prepayment provisions applicable to the Senior Extended Term Loans will conform to those applicable to the Senior Exchange Notes (described on Annex C-II), except with respect to the right to exchange Senior Extended Term Loans for Senior Exchange Notes and others to be agreed.

Conditions to Conversion:	One year after the Closing Date, unless (A) the Company, a Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding or (B) there exists a payment default (whether or not matured) with respect to the Senior Bridge Loans or any fees payable thereunder; provided,

C-I-1

however, that if an event described in clause (B) is continuing at the scheduled Conversion Date but the applicable grace period, if any, set forth in the events of default provision of the Senior Bridge Documentation has not expired, the Conversion Date shall be deferred until the earlier to occur of (i) the cure of such event or (ii) the expiration of any applicable grace period.

-C-I-2-

ANNEX C-II

Senior Exchange Notes

Issuers:	Endo Limited and/or one or more of its subsidiaries.

Guarantees:	Same as Senior Extended Term Loans.

Maturity:	Seven years from the Conversion Date.

Interest Rate; Redemption:

Each Senior Exchange Note will bear interest, payable in cash semi-annually in arrears, at a fixed rate per annum equal to the Total Bridge Loan Cap. Except as set forth below, the Senior Exchange Notes will be non-callable until the third anniversary of the Closing Date and will be callable thereafter at par plus accrued interest plus a premium equal to three-fourths of the coupon of the Senior Exchange Notes, declining ratably to par on the date that is two years prior to maturity of the Senior Exchange Notes. The Senior Exchange Notes will provide for mandatory repurchase offers customary for publicly traded high yield debt securities.

Prior to the third anniversary of the Closing Date, the Senior Notes Issuers may redeem up to 40% of such Senior Exchange Notes with the proceeds from an equity offering at a redemption price equal to par plus accrued interest plus a premium equal to 100% of the coupon in effect on such Senior Exchange Notes.

Prior to the third anniversary of the Closing Date, the Senior Notes Issuers may redeem such Senior Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points plus accrued interest.

Prior to a Demand Failure Event, any Senior Exchange Notes held by the Initial Lenders or their respective affiliates (other than (x) asset management affiliates purchasing Senior Exchange Notes in the ordinary course of their business as part of a regular distribution of the Senior Exchange Notes (“Asset Management Affiliates”) and (y) Senior Exchange Notes acquired pursuant to bona fide open market purchases from third

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parties or market making activities), shall be prepayable and/or subject to redemption in whole or in part at par plus accrued interest on a non-ratable basis so long as such Senior Exchange Notes are held by them.

Offer to Repurchase Upon a Change of Control:	Substantially consistent with the Company’s 2025 Notes, except that Senior Exchange Notes held by the Initial Lenders or their respective affiliates (other than Asset Management Affiliates) shall be subject to prepayment at par.

Defeasance and Discharge Provisions:	Substantially consistent with the Company’s 2025 Notes.

Modification:	Substantially consistent with the Company’s 2025 Notes.

Covenants; Events of Default:	The indenture governing the Senior Exchange Notes will contain terms, conditions, covenants and events of defaults, in each case substantially consistent with the Company’s 2025 Notes, as modified to reflect then-prevailing market conditions as reasonably determined by Barclays and DBSI (and any other book-runner) and the financial condition and prospects of the Company and its subsidiaries at such time.

Registration Rights:	None.

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EXHIBIT D

Project Hawk

$1,000.0 Million Asset Sale Bridge Facility

Summary of Principal Terms and Conditions2

Borrowers:	The Borrowers, on a joint and several basis.

Asset Sale Bridge Administrative Agent:	DBNY will act as sole administrative agent (in such capacity, the “Asset Sale Bridge Administrative Agent”) and Barclays and Deutsche Bank will act as syndication agents for a syndicate of banks, financial institutions and other lenders selected by the Asset Sale Bridge Lead Arrangers in consultation with the Company (excluding any Disqualified Lenders) (each, an “Asset Sale Bridge Lender” and collectively, the “Asset Sale Bridge Lenders”), and will perform the duties customarily associated with such roles.

Asset Sale Bridge Lead Arrangers and Book-Running Managers:	DBSI and Barclays will act as lead arrangers and book-running managers for the Asset Sale Bridge Facility (the “Asset Sale Bridge Lead Arrangers”), and will perform the duties customarily associated with such roles.

Asset Sale Bridge Facility:	Senior secured bridge loans in an aggregate principal amount of up to $1,000.0 million, less the proceeds from any AMS Asset Sales completed and received prior to the Closing Date (the “Asset Sale Bridge Loans”).

Purpose:	The proceeds of the Asset Sale Bridge Loans will be used on the Closing Date solely to finance, in part, the Acquisition and the Refinancing and to pay the Transaction Costs.

Availability:	The Asset Sale Bridge Lenders will make the Asset Sale Bridge Loans on the Closing Date in a single drawing. Amounts borrowed under the Asset Sale Bridge Facility that are repaid or prepaid may not be reborrowed.

Guarantees:	Each existing and subsequently acquired or organized guarantor of the Senior Secured Credit Facilities will guarantee (the “Guarantees”) the Asset Sale Bridge Loans on a senior secured basis.

[2]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit B thereto (the “Senior Secured Credit Facilities Term Sheet”)

Security:	All amounts owing under the Asset Sale Bridge Facility will be secured on a pari passu basis with the Senior Secured Credit Facilities by the assets that constitute collateral under the Senior Secured Credit Facilities.

Interest Rates:

The Asset Sale Bridge Loans shall bear interest at the rate of (i) the Adjusted LIBOR plus 2.75% per annum (and such spread over Adjusted LIBOR shall automatically increase by 0.50% for each period of three (3) months (or portion thereof) after the Closing Date that Asset Sale Bridge Loans are outstanding) or (ii) the Base Rate plus 1.75% per annum (and such spread over Base Rate shall automatically increase by 0.50% for each period of three (3) months (or portion thereof) after the Closing Date that Asset Sale Bridge Loans are outstanding) (in either case, the “Interest Rate”).

“Adjusted LIBOR” on any date, means the greater of (i) 0.75% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a three-month period appearing on the LIBOR 01 page published by Reuters two business days prior to such date.

“Base Rate” shall mean the highest of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the overnight federal funds rate, and (z) LIBOR for an interest period of one month plus 1.00%.

Interest Payments:	Interest on the Asset Sale Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the Interest Rate.

Maturity:	The final maturity date of the Asset Sale Bridge Facility shall be one year from the Closing Date (the “Asset Sale Bridge Loan Maturity Date”).

Mandatory Prepayments:	Mandatory prepayments of Asset Sale Bridge Loans shall be required from 100% of the proceeds (net of taxes and costs and expenses in connection with such sales) from the AMS Asset Sales which prepayment must be made within 15 business days of the receipt of such proceeds.

Voluntary Prepayments:	The Asset Sale Bridge Loans may be prepaid prior to the Asset Sale Bridge Loan Maturity Date, without premium or penalty, in whole or in part, upon written notice, at the option of the Borrowers, at any time, together with accrued interest to the prepayment date and break funding payments, if applicable.

Change of Control:	To conform to the Senior Secured Credit Facilities.

Assignments and Participations:	To conform to the Senior Secured Credit Facilities.

Documentation:	The Asset Sale Bridge Facility shall be documented under the definitive credit agreement for the Senior Secured Credit Facilities (together with the other definitive documentation in respect of the Asset Sale Bridge Facility, the “Asset Sale Bridge Facility Documentation”), which shall be drafted initially by counsel for the Borrowers and shall contain the terms set forth in this Exhibit D and, to the extent any other terms are not expressly set forth in this Exhibit D, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date in coordination with the Acquisition Agreement and taking into account the timing of the syndication of the Asset Sale Bridge Facility and (ii) shall contain only those conditions, representations, events of default and covenants set forth in this Exhibit D and such other terms as the Borrowers and the Asset Sale Bridge Lead Arrangers shall reasonably agree (collectively, the “Asset Sale Bridge Documentation Principles”).

Duration Fee:	A 25bps fee to be paid to the Asset Sale Bridge Lenders calculated based on the aggregate outstanding principal amount of the Asset Sale Bridge Facility Loans outstanding on each of the 120th day following the Closing Date, the 180th day following the Closing Date and the 270th day following the Closing Date.

Conditions Precedent to Borrowing:	The conditions precedent set forth in Section 5 of the Commitment Letter and on Exhibit E to the Commitment Letter.

Representations and Warranties:	The Asset Sale Bridge Documentation will contain representations and warranties relating to the Company and its restricted subsidiaries substantially similar to those contained in the Senior Secured Credit Facilities and in any event no less favorable to the Borrowers than those in the Senior Secured Credit Facilities, including as to exceptions and qualifications.

Covenants:	The Asset Sale Bridge Documentation will contain affirmative and negative covenants relating to the Company and its restricted subsidiaries as are substantially consistent with the Senior Secured Credit Documentation after giving effect to the Asset Sale Bridge Documentation Principles.

Events of Default:	The Asset Sale Bridge Documentation will contain events of default relating to the Company and its restricted subsidiaries substantially similar to those contained in the Senior Secured Credit Facilities and consistent with the Asset Sale Bridge Documentation Principles and in any event no less favorable to the Borrowers than those in the Senior Secured Credit Facilities, including as to exceptions and qualifications.

Voting:	Amendments and waivers of the Asset Sale Bridge Documentation will require the approval of the Asset Sale Bridge Lenders holding at least a majority of the outstanding Asset Sale Bridge Loans, except that the consent of each affected Asset Sale Bridge Lender will be required for, among other things, (i) reductions of principal, interest rates or fees or (ii) extensions of the Asset Sale Bridge Loan Maturity Date.

Cost and Yield Protection:	To conform to the Senior Secured Credit Facilities.

Expenses and Indemnification:	To conform to the Senior Secured Credit Facilities.

Governing Law and Forum; Submission to Exclusive Jurisdiction:	All Asset Sale Bridge Documentation shall be governed by the internal laws of the State of New York (except guarantees that the Asset Sale Bridge Administrative Agent determines should be governed by local or foreign law). The Borrowers and the guarantors will submit to the exclusive jurisdiction and venue of any New York State court or Federal court sitting in the County of New York, Borough of Manhattan, and appellate courts thereof (except to the extent the Asset Sale Bridge Administrative Agent requires submission to any other jurisdiction in connection with the enforcement of any judgment).

Counsel to the Asset Sale Bridge Administrative Agent and the Asset Sale Bridge Lead Arrangers:	Latham & Watkins LLP.

EXHIBIT E

Project Hawk

Additional Conditions Precedent

Capitalized terms used in this Exhibit E but not defined herein shall have the meanings set forth in the other Exhibits attached to the commitment letter to which this Exhibit E is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit E shall be determined by reference to the context in which it is used.

The initial borrowing under the Facilities shall be subject to the following additional conditions precedent:

1. The execution and delivery by the Borrowers and Guarantors (collectively, the “Loan Parties”) (in respect of the Guarantors which are part of the Acquired Business, upon the consummation of the Acquisition) of definitive Credit Documentation consistent with the terms of the Commitment Letter and the Term Sheets, in each case prepared by counsel to the Borrowers.

2. Concurrently with the initial funding under the Senior Secured Credit Facilities and the Asset Sale Bridge Facility, the Acquisition shall have been consummated in accordance, in all material respects, with the terms and conditions of the Acquisition Agreement, which Acquisition Agreement shall be reasonably satisfactory to the Lead Arrangers (it being understood that the Acquisition Agreement delivered to the Lead Arrangers at 2:05 a.m. on May 18, 2015 (including, but not limited to, all schedules and exhibits thereto so delivered) is satisfactory). The Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived by Parent, and neither the Parent nor any affiliate thereof shall have consented to any action which would require the consent of the Parent or such affiliate under the Acquisition Agreement, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lead Arrangers or the Lenders in any material respect, in any such case without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld) (it being understood and agreed that any alteration, supplement, amendment, modification, waiver or consent that (a) decreases the purchase price in respect of the Acquisition by 10% or more other than purchase price adjustments pursuant to the express terms of the Acquisition Agreement shall be deemed to be adverse to the interests of the Lenders in a material respect, (b) increases the purchase price in respect of the Acquisition shall not be deemed to be adverse to the interests of the Lenders so long as such increase is funded solely by the issuance of common equity of the Parent or cash on hand of the Parent and its subsidiaries and (c) modifies the so-called “Xerox” provisions of the Acquisition Agreement providing protection with respect to exclusive jurisdiction, waiver of jury trial, liability caps, restrictions on certain amendments, and third party beneficiary status for the benefit of the Agents, the Lenders and their respective affiliates shall be deemed to be adverse to the interests of the Lenders in a material respect).

3. The Refinancing shall be consummated substantially concurrently with the Acquisition.

4. The execution and delivery by the Loan Parties (in respect of the Guarantors which are part of the Acquired Business, upon the consummation of the Acquisition) of the Guaranties and Security Agreements required by the Senior Secured Credit Facilities Term Sheet and, subject to the Funds Certain Provisions, the Lenders shall have a first priority perfected security interest (subject to permitted liens) in all assets of the Loan Parties as, and to the extent, required by the Senior Secured Credit Facilities Term Sheet.

5. The Lenders shall have received (1) customary legal opinions from counsel (including, without limitation, New York, Luxembourg, Canadian and Irish counsel), (2) a solvency certificate from the chief financial officer (or manager or director) of the Lux Borrower in the form attached as Annex E-I hereto, and (3) other customary closing and secretary’s certificates including incumbency and customary attachments thereto, good standing certificates (to the extent applicable) from the jurisdiction of organization of each Loan Party, UCC lien searches (in the jurisdiction of organization of each Loan Party) to the extent requested at least 60 days prior to the Closing Date and borrowing notices, in each case consistent with the Documentation Principles, the Bridge Documentation Principles and the Asset Sale Bridge Documentation Principles.

6. The Agents shall have received (1) audited consolidated balance sheets and related statements of income and cash flows of each of the Parent and the Target for the most recent three fiscal years ended at least 90 days prior to the Closing Date (other than the Target’s balance sheet for the 2012 fiscal year), (2) unaudited consolidated balance sheets and related statements of income and cash flows of each of the Parent and the Target for each fiscal quarter ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date and (3) pro forma consolidated financial statements (including a consolidated balance sheet and related statements of income and cash flow) of the Parent and its subsidiaries (including the Parent and the Target) meeting the requirements of Regulation S-X for registration statements (as if such a registration statement for a debt issuance of the Parent became effective on the Closing Date) on Form S-1 (subject to exceptions customary for a Rule 144A offering involving high yield debt securities) and a pro forma consolidated statement of income of the Parent (subject to exceptions customary for a Rule 144A offering involving high yield debt securities) for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ended at least 45 days before the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred at the beginning of such period. The Lead Arrangers hereby acknowledge receipt of (x) the audited financial statements referred to in clause (1) above of each of the Parent and the Target as of, and for the years ended, December 31, 2012, 2013 and 2014 and (y) the unaudited consolidated balance sheets and related statements of income and cash flows referred to in clause (2) above of each of the Parent and the Target as of March 31, 2015. For the avoidance of doubt, references to “Target” in this paragraph 6 includes its predecessors.

7. With respect to the Senior Bridge Facility, (a) the Senior Notes Issuers shall have engaged one or more investment banks satisfactory to the Senior Bridge Lead Arrangers (collectively, the “Investment Bank”) (with the Senior Bridge Lead Arrangers acknowledging that the foregoing condition set forth in this clause (a) has been satisfied) to sell or place the Senior Notes and shall ensure that the Investment Bank and the Senior Bridge Lead Arrangers each shall have received a draft preliminary offering memorandum or preliminary private placement memorandum (collectively, the “Offering Documents”) for the Senior Notes suitable for use in a customary (for high yield debt securities) “high-yield road show” relating to the Senior Notes, in each case, which contains, subject to exceptions customary for Rule 144A offerings for high yield debt securities, all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided by the Public Company Accounting Oversight Board in AU 722 (subject to exceptions customary for a Rule 144A offering involving high yield debt securities)) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, (subject to exceptions customary for a Rule 144A offering involving high yield debt securities)), and, except as otherwise agreed by the Investment Bank, all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Senior Notes, subject to exceptions customary for a Rule 144A offering of high yield debt securities, that would be necessary for the Investment Bank to receive customary (for Rule 144A high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Senior Notes (and the Senior Notes Issuers shall have made commercially reasonable efforts to arrange the delivery of such comfort or, if no Senior Notes were issued, a draft thereof) (“Required Notes Information”), provided that, such condition shall be deemed satisfied if such Offering Document excludes the “description of notes” and sections that would customarily be provided by the Investment Bank or their counsel or advisors but is otherwise complete, and (b) the Investment Bank shall have been afforded a period of at least 15 consecutive calendar days (the “Notes Marketing Period”) following receipt of an Offering Document including the information described in clause (a) above, to seek to place the Senior Notes with qualified purchasers thereof (provided that July 3, 2015 and November 26, 2015 through November 29, 2015 shall not be included in determining such 15 consecutive calendar day period, and to the extent the Notes Marketing Period has not been completed on or prior to August 21, 2015, the Notes Marketing Period shall not be deemed to have commenced prior to September 8, 2015). If you shall in good faith reasonably believe that you have delivered the Required Notes Information, you may deliver to the Senior Bridge Lead Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered such Required Notes Information on the date specified in such notice and the Notes Marketing Period shall be deemed to have commenced on the date specified in such notice, unless the Senior Bridge Lead Arrangers in good faith reasonably believe that you have not completed delivery of such Required Notes Information and, within three business days after its receipt of such notice from you, the Senior Bridge Lead Arrangers deliver a written notice to you to that effect (stating with specificity what Required Notes Information you have not delivered).

8. With respect to the Senior Secured Credit Facilities and the Asset Sale Bridge Facility, the Lead Bank Arrangers shall have had a period of not less than 15 consecutive calendar days (the “Bank Marketing Period”) after receipt of the financial information in paragraph 6 above (the “Required Bank Information”) (it being understood and agreed that such information shall not include any information customarily provided by an investment bank in the preparation of such a confidential information memorandum) to market and syndicate the Senior Secured Credit Facilities and the Asset Sale Bridge Facility (provided that July 3, 2015 and November 26, 2015 through November 29, 2015 shall not be included in determining such 15 consecutive calendar day period, and to the extent the Bank Marketing Period has not been completed on or prior to August 21, 2015, the Bank Marketing Period shall not be deemed to have commenced prior to September 8, 2015). If you shall in good faith reasonably believe that you have delivered the Required Bank Information, you may deliver to the Lead Bank Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered such Required Bank Information on the date specified in such notice and the Bank Marketing Period shall be deemed to have commenced on the date specified in such notice, unless the Lead Bank Arrangers in good faith reasonably believe that you have not completed delivery of such Required Bank Information and, within three business days after its receipt of such notice from you, the Lead Bank Arrangers deliver a written notice to you to that effect (stating with specificity what Required Bank Information you have not delivered).

9. To the extent invoiced with reasonable detail at least two business days prior to the Closing Date, all costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letter, payable to each Agent and the Lenders shall have been paid to the extent due.

10. The Agents shall have received at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Loan Parties and the parent companies of the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act to the extent requested at least 10 days prior to the Closing Date.

11. The Closing Date shall have occurred on or prior to the Expiration Date.

12. Solely to the extent required by the Funds Certain Provisions, the Acquisition Agreement Representations shall be true and correct.

13. The Specified Representations shall be true and correct in all material respects other than where such representation is already qualified by materiality, in which case they shall be true and correct in all respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects (or true and correct in all respects) as of the respective date or for the respective period, as the case may be); provided, that to the extent that any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (a) the definition thereof for purposes of the Acquired Business shall be the definition of “Target Material Adverse Effect” (as defined in the Commitment Letter) for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto).

14. The Lead Arrangers, on behalf of the Agents shall have received a copy of a customary letter appointing a process agent reasonably acceptable to the Lead Arrangers as process agent for each of the Parent, the Company, Endo Luxembourg Holding Company S.a r.l, and the Lux Borrower.

ANNEX E-I

[NAME OF THE LUX BORROWER]

[CORPORATE DETAILS]

(the “Lux Borrower”)

SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [        ] of the Credit Agreement, dated as of                  ,         , among [            ] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [                                        ], [manager/director] of the Lux Borrower (after giving effect to the Transactions), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Lux Borrower that as of the date hereof, after giving effect to the consummation of the Transactions (including the execution and delivery of the Acquisition Agreement and the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof):

1. The fair value of the assets of the Lux Borrower and its Subsidiaries on a consolidated basis will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise.

2. The present fair saleable value of the property of the Lux Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3. The Lux Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

4. The Lux Borrower and its Subsidiaries on a consolidated basis will not have incurred and do not intend to incur, or believe that they will incur, any debts and liabilities, subordinated, contingent or otherwise, including current obligations, that they do not believe that they will be able to pay (based on their assets and cash flow) as such debts and liabilities become due (whether at maturity or otherwise).

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5. In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [    ] of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and business of Lux Borrower and its Subsidiaries.

6. The Lux Borrower and the Lux Holdco are not subject to nor, as applicable, do they meet or threaten to meet the criteria of bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée), reprieve from payment (sursis de paiement), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally and no application has been made or is to be made by their respective [managers/directors] or, as far as they are aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings,

7. For purposes of this certificate, the terms below shall have the following definitions:

(a)	“fair value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Lux Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)	“present fair salable value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Lux Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)	“stated liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Lux Borrower and its Subsidiaries taken as a whole, determined in accordance with GAAP consistently applied.

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(d)	“contingent liabilities”

The estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Lux Borrower and its Subsidiaries taken as a whole (but exclusive of such contingent liabilities to the extent reflected in stated liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Lux Borrower.

(e)	“The Lux Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital”

For the period from the date hereof through the Maturity Date, the Lux Borrower and its Subsidiaries taken as a whole is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

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IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

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By:
Name:
Title: